Exhibit 4.1

Execution Version

JONES ENERGY HOLDINGS, LLC,

JONES ENERGY FINANCE CORP.,

JONES ENERGY, INC.,

AND EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

9.250% SENIOR SECURED FIRST LIEN NOTES DUE 2023

INDENTURE

Dated as of February 14, 2018

UMB BANK, N.A.,

as Trustee

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

i

Section 12.15	Evidence of Action by Holders	127
Section 12.16	U.S.A. Patriot Act	128
Section 12.17	Force Majeure	128

ARTICLE 13 COLLATERAL AND SECURITY		128

Section 13.01	Security Interest	128
Section 13.02	Post-Date of this Indenture Collateral Requirements	129
Section 13.03	Further Assurances; Liens on Additional Property	130
Section 13.04	Intercreditor Agreement	132
Section 13.05	Collateral Agency Agreement	132
Section 13.06	Release of Liens in Respect of Notes	133
Section 13.07	Collateral Agent	134
Section 13.08	Insurance	134

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	FORM OF INTERCREDITOR AGREEMENT

INDENTURE dated as of February 14, 2018 among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Company”), Jones Energy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), Jones Energy, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as defined), UMB Bank, N.A., as trustee, and Wells Fargo Bank, National Association, as Collateral Agent.

The Issuers, the Parent, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 9.250% Senior Secured First Lien Notes due 2023 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01          Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes issued in respect thereof) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Additional Secured Debt Designation” means the written agreement of the Priority Lien Representative of holders of any Series of Priority Lien Debt or the Junior Lien Representative of holders of any Series of Junior Lien Debt, as applicable, as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt or Series of Junior Lien Debt, for the benefit of (i) all holders of existing and future Priority Lien Debt, the Collateral Agent and each existing and future holder of Priority Liens, in the case of each additional Series of Priority Lien Debt (or First-Out Credit Facility) and (ii) all holders of each existing and future Series of Junior Lien Debt, the applicable Junior Lien Collateral Agent and each existing and future holder of Junior Liens, in the case of each Series of Junior Lien Debt:

(1)           in the case of any additional Series of Priority Lien Debt, that all such Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Issuers or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the Collateral Agent for the benefit of all holders of Priority Lien Obligations, equally and ratably;

(2)           in the case of any additional Series of Junior Lien Debt, that all such Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by the Issuers or any Guarantor to secure any Obligations in respect of such Series of Junior Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Junior Lien Debt, and that all such Junior Liens will be enforceable by the Junior Lien Collateral Agent for the benefit of all holders of Junior Lien Obligations, equally and ratably;

(3)           that such Priority Lien Representative or Junior Lien Representative, as applicable, and the holders of Obligations in respect of such Series of Priority Lien Debt or Series of Junior Lien Debt, as applicable, are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens and Junior Liens and the order of application of proceeds from the enforcement of Priority Liens and Junior Liens; and

(4)           appointing the Collateral Agent or the Junior Lien Collateral Agent, as applicable, and consenting to the terms of the Intercreditor Agreement and the performance by the Collateral Agent or the Junior Lien Collateral Agent, as applicable, of, and directing the Collateral Agent or the Junior Lien Collateral Agent, as applicable, to perform, its obligations under the Collateral Agency Agreement or applicable security documents, as applicable, and the Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination,

(a)                                the sum of:

(i)                                    the discounted future net revenues from Proved Reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a Reserve Report prepared as of the end of the Company’s most recently completed fiscal year, which Reserve Report is prepared or reviewed by independent petroleum engineers as to Proved Reserves accounting for at least 80% of all such discounted future net revenues and by the Company’s petroleum engineers with respect to any other Proved Reserves covered by such report, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A)                              estimated Proved Reserves of the Company and its Restricted Subsidiaries acquired since the date of such year-end reserve report; and

(B)                              estimated Proved Reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of Proved Reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such year-end Reserve Report due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions;

and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(C)                              estimated Proved Reserves of the Company and its Restricted Subsidiaries reflected in such year-end Reserve Report produced or disposed of since the date of such year-end Reserve Report; and

(D)                              reductions in estimated Proved Reserves of the Company and its Restricted Subsidiaries reflected in such year-end Reserve Report attributable to downward revisions of estimates of Proved Reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of the preceding clauses (A) through (D), calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end reserve report) and estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(ii)                                 the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no Proved Reserves are attributable, based on the Company’s books and records as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available;

(iii)                              the Consolidated Net Working Capital of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available; and

(iv)                             the greater of:

(A)                              the net book value; and

(B)                              the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries);

in each case, of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the date of the Company’s most recent quarterly or annual period for which internal financial statements are available; provided that if no such appraisal has been performed, the Company shall not be required to obtain such an appraisal and only clause (a)(iv)(A) of this definition shall apply;

minus, to the extent not otherwise taken into account in this clause (a),

(b)                                the sum of:

(i)                                    minority interests;

(ii)                                 any net gas balancing liabilities of the Company and its Restricted Subsidiaries as of the last day of the Company’s most recent annual or quarterly period for which internal financial statements are available;

(iii)                              the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end Reserve Report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(iv)                             the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting. For the avoidance of doubt, “Proved Reserves” shall include any reserves attributable to natural gas liquids.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note at any time, the greater of:

(1)                                 1.0% of the principal amount of the Note; or

(2)                                 the excess of:

(a)                                 the present value at such time of (i) the redemption price of the Note at March 15, 2020 (such redemption price being set forth in the table appearing in Section 3.07(d) hereof) plus (ii) all required interest payments due on the Note through March 15, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over

(a)                                 the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be governed by Section 4.15 and/or by Section 5.01 and not by Section 4.10.

(2)                                 the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)                                 a disposition of assets between or among the Company and any Restricted Subsidiary;

(3)                                 an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)                                 the sale, lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)                                 licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)                                 any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)                                 the granting of Liens not prohibited by Section 4.12 and dispositions in connection with Permitted Liens;

(8)                                 the sale or other disposition of cash, Cash Equivalents or other financial instruments;

(9)                                 a Restricted Payment that does not violate Section 4.07 or a Permitted Investment;

(10)                          sale or other disposition of Hydrocarbons or other mineral products in the ordinary course of business;

(11)                          an Asset Swap;

(12)                          the abandonment of Oil and Gas Properties or the forfeiture of such properties, owned or held by the Company or any of its Restricted Subsidiaries in a manner that is customary in the Oil and Gas Business;

(13)                          any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(14)                          any sale or other disposition of Equity Interests in an Unrestricted Subsidiary (other than any such Equity Interests constituting Collateral);

(15)                          the early termination or unwinding of any Hedging Obligations; and

(16)                          sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries pursuant to any Qualified DrillCo Agreement.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with Section 4.10 if then in effect.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the board of directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

Notwithstanding the foregoing, for as long as the Parent is the managing member of the Company, references to the Board of Directors of the Company shall mean the Board of Directors of Parent.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of this Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of this Indenture will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                 United States dollars;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)                                 certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the United States, in each case having combined capital and surplus of at least $100.0 million and a short term deposit rating of no lower than “A2” or “P2” by S&P or Moody’s, respectively;

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year from the date of creation thereof; and

(6)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cash Management Arrangement” means with respect to any Person, any obligations of such person in respect of treasury management arrangements including any of the following products, services or facilities: (a) demand deposit or operating account relationships or other cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse fund transfer services, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, lockbox and stop payment services; (b) treasury management line of credit, commercial credit card, merchant card services, purchase or debit cards, including, without limitation, stored value cards and non-card e-payables services; and (c) leases and other banking products or services, other than letters of credit issued under the First-Out Credit Facility.

“Cash Management Obligation” means obligations with respect to any Cash Management Arrangement.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)                                 the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                                 the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like;

(4)                                 the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), excluding the Qualifying Owners identified in clause (1) of the definition of Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent, measured by voting power rather than number of shares, units or the like, at a time when the Parent is the managing member of, or otherwise controls the management of, the Company;

(5)                                 the occurrence of any other event that constitutes a “Change of Control” as defined in the Tax Receivable Agreement dated as of July 29, 2013 among the Parent, the Company and the Members named therein, as in effect on the date of this Indenture; and

(6)                                 the occurrence of any other event that constitutes a “change of control” or similar event under any First Lien Document.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the U.S. Internal Revenue Code of 1986 and any successor statute thereto, in each case, as amended from time to time.

“Collateral” means all assets and property, whether real, personal or mixed, wherever located and whether now owned or at any time acquired after the date of this Indenture by the Company or any Guarantor as to which a Lien is granted under the Security Documents to secure the Priority Lien Obligations, in each case other than Excluded Assets.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of the date of this Indenture, among the Company, the grantors and Guarantors from time to time party hereto, Wells Fargo Bank, National Association, as First-Out Representative, UMB Bank, N.A., as First Lien Representative, the Collateral Agent and any Priority Lien Representative of a Series of Priority Lien Debt that executes and delivers a Collateral Agency Joinder.

“Collateral Agency Joinder” means a joinder to the Collateral Agency Agreement in the form required thereunder.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the Collateral Agency Agreement, until a successor replaces it in accordance with the applicable provisions of the Collateral Agency Agreement and thereafter means the successor serving thereafter.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Company” means Jones Energy Holdings, LLC, and any and all successors thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)                                 an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                 provision for taxes based on income or profits or Permitted Tax Distributions of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Permitted Tax Distributions was deducted in computing such Consolidated Net Income; plus

(3)                                 the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)                                 depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)                                 if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, consolidated exploration and abandonment expense of such Person and its Restricted Subsidiaries; minus

(6)                                 non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and minus

(7)                                 to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends or distributions; provided that:

(1)                                 any gain (losses) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business or any gain (loss) upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(2)                                 the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)                                 the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(4)                                 the cumulative effect of a change in accounting principles will be excluded;

(5)                                 unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815 will be excluded;

(6)                                 any asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(7)                                 any extraordinary or nonrecurring gains or losses, together with any related provision for taxes or Permitted Tax Distributions on such gains or losses will be excluded;

(8)                                 income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) will be excluded;

(9)                                 all gains or deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness will be excluded;

(10)                          any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards will be excluded; and

(11)                          an amount equal to the Permitted Tax Distributions paid for such period will be excluded.

“Consolidated Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from Oil and Natural Gas Hedging Contracts, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to Oil and Gas Properties and (iii) any current liabilities from Oil and Natural Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC 815).

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlling Priority Lien Representative” means (a) at any time prior to the earlier of (i) the Shifting Control Date, and (ii) the date of the Discharge of First-Out Obligations, the Credit Agreement Agent or (b) on or any time after the earlier of (i) the Shifting Control Date and (ii) the date of the Discharge of First-Out Obligations, the Priority Lien Representative for the Required First Lien Debtholders.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.02 hereof (except with respect to payments on the Notes and any exchange, transfer or surrender of the Notes, in which case this address will be UMB Bank, N.A., 5555 San Felipe, Suite 870, Houston, Texas 77056, Attention: Corporate Trust Officer) or such other address as to which the Trustee may give notice to the Issuers.

“Credit Agreement” means that certain Credit Agreement, dated as of December 31, 2009, as amended, by and among the Company and Wells Fargo Bank, National Association, as administrative agent and issuing bank, and certain financial institutions, as lenders, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended or modified in any manner or reserved, refunded, replaced or refinanced by any First-Out Credit Facility.

“Credit Agreement Agent” means Wells Fargo Bank, National Association, initially, and any other agent or representative of the First-Out Secured Parties then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity for purposes of administration of loans and collateral.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation and executed by the principal financial officer and one other Officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“DIP Financing” means financing to be provided by one or more lenders under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code.

“Discharge of First Lien Obligations” means the occurrence of all of the following:

(1)                                 termination or expiration of all commitments to extend credit that would                                        constitute First Lien Obligations;

(2)                                 payment in full in cash of the principal of and interest and premium (if   any) on all First Lien Obligations; and

(3)                                 payment in full in cash of all other First Lien Obligations (other than any                                          obligations for taxes, costs, indemnifications, reimbursements, damages and other          liabilities in respect of which no claim or demand for payment has been made at or prior  to such time) that are outstanding and unpaid at the time that each of the events described                                             in clauses (1), (2) and (3) above shall have occurred;

provided that, if, at any time after the Discharge of First Lien Obligations has occurred, the Company or any Guarantor enters into any Note Document evidencing a First Lien Obligation which incurrence is not prohibited by the applicable Priority Lien Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Collateral Agency Agreement with respect to such new First Lien Obligation (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Company designates such Indebtedness as First Lien Obligations in accordance with the Collateral Agency Agreement, the obligations under such Note Document shall automatically and without any further action be treated as First Lien Obligations for all purposes of the Collateral Agency Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Collateral Agency Agreement.

“Discharge of First-Out Obligations” means the occurrence of all of the following:

(1)                                 termination or expiration of all commitments to extend credit that would constitute First-Out Obligations (other than Excess First-Out Obligations);

(2)                                 payment in full in cash of the principal of and interest and premium (if any) on all First-Out Obligations (other than any undrawn letters of credit and other than Excess First-Out Obligations);

(3)                                 discharge or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of liens under the terms of the Credit Agreement or First-Out Credit Facility, as applicable) of all outstanding letters of credit constituting First-Out Obligations (other than Excess First-Out Obligations);

(4)                                 (i) payment in full in cash of all First-Out Hedging Obligations (other than First-Out Hedging Obligations constituting Excess First-Out Obligations) that are secured by a Priority Lien and the termination of all First-Out Hedging Contracts relating thereto, (ii) the novation of all transactions entered into thereunder or pursuant thereto on terms and to counterparties acceptable to the applicable First-Out Hedging Counterparties or (iii) the establishment of other arrangements with respect to such First-Out Hedging Obligations as may be acceptable to the applicable First-Out Hedging Counterparties (and communicated to the Collateral Agent);

(5)                                 payment in full in cash of all other First-Out Obligations (other than Excess First-Out Obligations and any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time) that are outstanding and unpaid at the time that each of the events described in clauses (1), (2), (3) and (4) above shall have occurred;

provided that, if, at any time after the Discharge of First-Out Obligations has occurred, the Company or any Guarantor enters into any First-Out Document evidencing a First-Out Obligation which incurrence is not prohibited by the applicable Priority Lien Documents, then such Discharge of First-Out Obligations shall automatically be deemed not to have occurred for all purposes of the Collateral Agency Agreement with respect to such new First-Out Obligation (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First-Out Obligations), and, from and after the date on which the Company designate such Indebtedness as First-Out Obligations in accordance with the Collateral Agency Agreement, the obligations under such First-Out Document shall automatically and without any further action be treated as First-Out Obligations for all purposes of the Collateral Agency Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Collateral

Agency Agreement, and any First Lien Obligations shall be deemed to have been at all times First Lien Obligations and at no time First-Out Obligations.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Enforcement Action” means, with respect to any Series of Priority Lien Debt, (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the noticing of any public or private sale or other disposition under the Bankruptcy Code or any attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under the Priority Lien Documents (including, in either case, any delivery of any notice to seek to obtain payment directly from any account debtor of the Company or any Guarantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against, collection or foreclosure on or marshalling of the Collateral or proceeds of Collateral), under applicable law, at equity, in an Insolvency or Liquidation Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other disposition as a secured creditor on account of a Lien of all or any portion of the Collateral, by private or public sale (judicial or non-judicial) or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a portion of Collateral as a secured creditor on account of a Lien, (e) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the Priority Lien Documents, under applicable law of any jurisdiction, in equity, in an Insolvency or Liquidation Proceeding, or otherwise, or (f) the appointment of a receiver, manager or interim receiver of all or any portion of the Collateral or the commencement of, or the joinder with any creditor in commencing, any Insolvency or Liquidation Proceeding against the Company or any Guarantor or any assets of the Company or any Guarantor.

“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Equity Offering” means a sale of Equity Interests of the Parent (other than Disqualified Stock and other than to a Subsidiary of the Parent) made for cash on a primary basis by the Parent after the date of this Indenture, the proceeds of which are contributed to the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess First-Out Obligations” means First-Out Obligations (including for this purpose any Indebtedness that, but for having been incurred in an amount exceeding the principal amount permitted under Section 4.09(b)(1), would otherwise constitute First-Out Obligations) for the principal amount of loans, letters of credit and reimbursement obligations for drawn letters of credit under the Credit Agreement or any other First-Out Credit Facility (other than such Obligations constituting First-Out Hedging Obligations owing to any First-Out Hedging Counterparty and First-Out Cash Management Obligations) in excess of the amount permitted to be incurred and so secured under the terms of each applicable Priority Lien Document including under Section 4.09(b)(1) (as in effect on the date of the issuance of the notes).

“Excluded Account” means (i) any deposit account, securities account or commodities account exclusively used for payroll, taxes and other employee wage and benefit payments, (ii) any deposit account, trust account, escrow account or security deposit established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties in the ordinary course of business and (iii) any account in which the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) does not exceed $1,000,000 as of the end of any business day.

“Excluded Assets” means:

(1)                                 any property or assets (including any Oil and Gas Properties) held by our Unrestricted Subsidiaries;

(2)                                 any Equity Interests in any Unrestricted Subsidiaries;

(3)                                 any Equity Interests of the Company owned by the Parent (provided that the Parent will covenant not to permit any Lien to exist on such Equity Interests other than certain Permitted Liens);

(4)                                 any lease (other than an oil and gas lease), license, contract or agreement to which the Issuers or any Guarantor is a party, any of its rights or interests thereunder, and all property subject thereto, if and only for so long as the grant of a Lien under the security documents will constitute or result in a termination under, or a default or breach thereof that would give the other party thereto the right to terminate, any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, agreement, rights, interests or property will cease to be an Excluded Asset immediately and automatically at such time as such consequences will no longer result;

(5)                                 assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under this Indenture, solely to the extent the documentation relating thereto prohibits such assets from being Collateral and no Lien on those assets secures any other Indebtedness of the Issuers or any Guarantor other than such purchase money obligations or Capital Lease Obligations or other Indebtedness owing with respect to property or equipment financed by the same financing source pursuant to customary cross collateral arrangements;

(6)                                 any trucks, service vehicles, automobiles, rolling stock, boats, vessels or other registered mobile equipment or equipment covered by certificates of title or ownership of the Issuers or any Guarantor;

(7)                                 any parcel of real property (other than any Oil and Gas Properties) owned by the Issuers or any of the Guarantors that has a Fair Market Value not exceeding $5.0 million;

(8)                                 collateral that is or may be provided to certain Hedging Obligation counterparties, certain banking product and account providers or issuers of letters of credit pursuant to the Priority Lien Documents rather than generally to the Priority Lien Secured Parties or to the Priority Lien Agent for the benefit of the Priority Lien Secured Parties as a whole;

(9)                                 any Equity Interests of a Foreign Subsidiary or any Domestic Subsidiary that has no material assets other than the Equity Interests of one or more Foreign Subsidiaries (such Domestic Subsidiary being a “FSHCO”), in each case in excess of 65% of the voting rights of all outstanding Equity Interests of such Foreign Subsidiary or FSHCO and any Equity Interests issued by any Foreign Subsidiaries or any FSHCO other than Foreign Subsidiaries and FSHCOs directly owned by the Issuers or any Guarantor;

(10)                          cash or securities of the Issuers or any Guarantor pledged to secure performance of tenders, surety or appeal bonds, government contracts, performance or return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(11)                          any intent-to-use trademark or service mark application to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under applicable federal law; and

(12)                          Excluded Accounts.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture, until such amounts are repaid.

“Existing Unsecured Notes” means (i) the 6.75% Senior Notes due 2022 outstanding on the date of this offering memorandum and (ii) the 9.250% Senior Notes due 2023 outstanding on the date of this offering memorandum.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $25.0 million or more and otherwise by an officer of the Company (unless otherwise provided in this Indenture).

“FASB ASC 815” means Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“First Lien Debt” means (a) the Notes issued on the date of this Indenture and the related Note Guarantees thereof and (b) additional Indebtedness that was incurred pursuant to clause (b)(1), (b)(3)(A), (b)(3)(B) or (b)(6) (insofar as such Indebtedness incurred under clause (b)(6) refunds, refinances, extends, replaces, renews or defeases Indebtedness originally incurred under clauses (b)(3)(A) or (b)(3)(B)) of Section 4.09 and any guarantees thereof that are secured equally and ratably with the First Lien Obligations by a Priority Lien that is permitted to be incurred and so secured under the terms of each applicable Priority Lien Document; provided, in the case of any additional Indebtedness referred to in this clause (b), that:

(1)                                 such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the maturity date of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions),

(2)                                 the Maximum Premium payable pursuant to the agreements governing such Indebtedness does not exceed the Maximum Premium payable in respect of the Notes;

(3)                                 on or prior to the date of incurrence of such Indebtedness by the Company or any Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to each Priority Lien Representative and the Collateral Agent, as both “Priority Lien Debt” and “First Lien Debt” for the purposes of the Priority Lien Documents,

(4)                                 a Priority Lien Representative is designated with respect to such Indebtedness and executes and delivers to the Collateral Agent (i) an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness and (ii) a Collateral Agency Joinder on behalf of itself and all holders of such Indebtedness,

(5)                                 all requirements set forth in the Collateral Agency Agreement as to the confirmation, grant or perfection of the Collateral Agent’s Lien to secure such additional Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (b) will be conclusively established, absent manifest error, if the Company delivers to the Collateral Agent an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “First Lien Debt”), and

(6)                                 such Indebtedness (other than any DIP Financing that is permitted by the Intercreditor Agreement) is pari passu in right of payment (it being understood that there may be different tranches of First Lien Debt with different maturities and amortization profiles, but the principal amount of Indebtedness under all such tranches must in all other respects be pari passu in right of payment) and does not have any senior or junior rights with respect to the application of proceeds from Collateral other than as provided in the Collateral Agency Agreement.

“First Lien Documents” means the Note Documents and any additional indenture, credit agreement or other agreement pursuant to which any other First Lien Debt is incurred and secured in accordance with the terms of each applicable Priority Lien Document, and the Security Documents related thereto (other than any Security Documents that do not secure First Lien Obligations).

“First Lien Obligations” means the First Lien Debt and all other obligations (as defined under the applicable First Lien Document) in respect thereof.

“First Lien Representative” means (a) the Trustee, in the case of the notes and (b) in the case of any other Series of First Lien Debt, the agent or trustee who maintains the transfer register for such Series of First Lien Debt and is appointed as a representative of such Series of First Lien Debt (for purposes related to the administration of the applicable Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of First Lien Debt and that executes and delivers an Additional Secured Debt Designation and a Collateral Agency Joinder in accordance with the provisions of the Collateral Agency Agreement.

“First Lien Standstill Period” means the period of 60 consecutive days commencing on the date on which the Priority Lien Representative for the Required First Lien Debtholders has delivered a notice to the Priority Lien Representative for the First-Out Debtholders that the acceleration of any Priority Lien Debt has occurred and is continuing; provided that such period shall be extended so long as the Credit Agreement Agent has instructed (or shall be seeking relief from any stay or other prohibition in any Insolvency or Liquidation Proceeding otherwise precluding the Credit Agreement Agent from instructing) the Collateral Agent to commence an

Enforcement Action under the terms of the Collateral Agency Agreement. and the Collateral Agent (acting at the written direction of the Credit Agreement Agent as the then Controlling Priority Lien Representative) is diligently pursuing (or shall be seeking relief from any stay or other prohibition in any Insolvency or Liquidation Proceeding otherwise precluding the Collateral Agent from so diligently pursuing) an Enforcement Action against a material portion of the Collateral.

“First-Out Cash Management Arrangements” means a Cash Management Arrangement with a First-Out Cash Management Counterparty which creates First-Out Cash Management Obligations.

“First-Out Cash Management Counterparty” has the meaning set forth in the definition of “First-Out Cash Management Obligations.”

“First-Out Cash Management Obligations” means all Cash Management Obligations owing to any First-Out Secured Party or any of their respective Affiliates, or any other Person that was a First-Out Secured Party or an Affiliate thereof at the time the Cash Management Arrangements which created such Cash Management Obligations were entered into (each such Person, a “First-Out Cash Management Counterparty”).

“First-Out Credit Facility” means the Credit Agreement or any other Indebtedness that refunds, refinances or replaces the Credit Agreement or any other First-Out Credit Facility, in each case, in whole or in part from time to time following this Indenture’s execution; provided that (a) in the case of any other such Indebtedness, such Indebtedness complies with the definition of First-Out Debt and (b) the Maximum Premium payable pursuant to the agreements governing such Credit Agreement or other Indebtedness does not exceed the Maximum Premium payable in respect of the Notes.

“First-Out Debt” means (a) Indebtedness under the Credit Agreement (including the undrawn amount of letters of credit whether or not then available to be drawn) incurred under Section 4.09(b)(1) and any guarantees thereof (provided the Credit Agreement continues to meet the requirements for a First-Out Credit Facility), (b) First-Out Cash Management Obligations, (c) First-Out Hedging Obligations and (d) Indebtedness under any other First-Out Credit Facility (including the undrawn amount of letters of credit whether or not then available to be drawn) incurred under Section 4.09(b)(1) and any guarantees thereof; provided, in the case of this clause (d), that:

(1)                                 on or prior to the incurrence of such Indebtedness, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to each Priority Lien Representative and the Collateral Agent, as both “Priority Lien Debt” and “First-Out Debt” for the purposes of the Priority Lien Documents;

(2)                                 the Credit Agreement Agent under such First-Out Credit Facility shall have duly executed and delivered to the Collateral Agent on behalf of itself and all holders of Indebtedness thereunder (i) an Additional Secured Debt Designation and (ii) a Collateral Agency Joinder;

(3)                                 the aggregate outstanding principal amount of the Priority Lien Obligations, after giving effect to such First-Out Credit Facility, shall not exceed the Priority Lien Cap; and

(4)                                 all requirements set forth in the Collateral Agency Agreement as to the confirmation, grant or perfection of the Collateral Agent’s Lien to secure such Indebtedness are satisfied (and the satisfaction of such requirements and the other provisions of this clause (4) will be conclusively established, absent manifest error, if the Company delivers to the Collateral Agent an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such debt constitutes First-Out Debt).

“First-Out Documents” means, collectively, documentation in respect of the Credit Agreement (including any other First-Out Credit Facility), each First-Out Hedging Contract and each First-Out Cash Management Arrangement pursuant to which any First-Out Debt is incurred and secured in accordance with the terms of each applicable Priority Lien Document, and the Security Documents related thereto (other than any Security Documents that do not secure First-Out Obligations).

“First-Out Hedging Contracts” means a Hedging Contract with a First-Out Hedging Counterparty giving rise to any First-Out Hedging Obligations.

“First-Out Hedging Counterparty” means (a) the Credit Agreement Agent or any other First-Out Representative or any of their respective Affiliates, (b) any Person that is or was a lender under the Credit Agreement or any other First-Out Credit Facility or any Affiliate of such lender, in each case, at the time the Hedging Contract(s) which created such Hedging Obligations were entered into, (c) each counterparty to a Hedging Contract in effect on the date of this Indenture and (d) any other Person whose corporate rating at the time of entering into the Hedging Contract is A-1 or higher by S&P or whose senior unsecured long-term debt obligations at the time of entering into the Hedging Contract are rated A- or higher by S&P or, in each case, an equivalent rating by another internationally recognized statistical rating organization of similar standing (or whose obligations under the Hedging Contract are guaranteed by another Person satisfying the foregoing ratings criteria).

“First-Out Hedging Obligations” means all Hedging Obligations owing to any First-Out Hedging Counterparty.

“First-Out Obligations” means the First-Out Debt and all other obligations (as defined in the applicable First-Out Document) in respect thereof.

“First-Out Representative” means (a) in the case of the obligations under the Credit Agreement (and First-Out Hedging Obligations and First-Out Cash Management Obligations constituting “Obligations” thereunder), the Credit Agreement Agent or (b) in the case of any other First-Out Credit Facility (and First-Out Hedging Obligations and First-Out Cash Management Obligations constituting “Obligations” thereunder), the agent, trustee or other counterparty who is appointed as a representative of such First-Out Debt (for purposes related to the administration of the applicable Security Documents) pursuant to such First-Out Credit Facility and that executes and delivers an Additional Secured Debt Designation and a Collateral Agency Joinder.

“First-Out Secured Parties” means each holder of a First-Out Obligation, including each First-Out Representative and the Collateral Agent.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period (except that in making such calculation, the amount of Indebtedness under any revolving credit facility outstanding on the Calculation Date will be deemed to be (i) the average daily balance of such Indebtedness during such four-quarter period or such shorter period for which such credit facility was outstanding or (ii) if such revolving credit facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such revolving credit facility to the Calculation Date, provided that such average daily balance shall take into account any repayment of Indebtedness under such revolving credit facility to the extent of any related commitment termination). For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by the chief financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC) and that are set forth in an Officers’ Certificate signed by the chief financial or accounting officer that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the officers executing such Officers’ Certificate at the time of such execution and the factual basis on which such good faith belief is based.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted

Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)           any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)           any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)           if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness, if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments and (ii) write-off of deferred financing costs), but including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           all dividends or distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of Preferred Stock of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto, as applicable, and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). When used as a verb, “Guarantee” has a correlative meaning.

“Guarantors” means the Parent and any Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any (a) Interest Rate Agreement and (b) Oil and Gas Hedging Contract.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary with total assets (based on Fair Market Value) as of such date, are less than $2.0 million, or together with all other such Immaterial Subsidiaries, with total assets (based on Fair Market Value) of less than $10.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if such, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           in respect of bankers’ acceptances;

(4)           representing Capital Lease Obligations; or

(5)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed,

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Subject to the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)           such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)           such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “Joint Venture General Partner”); and

(3)           there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)           the lesser of (i) the net assets of the Joint Venture General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)           if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1)           accrued expenses, royalties and trade payables;

(2)           any obligations under Interest Rate Agreements and Oil and Gas Hedging Contracts;

(3)           any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

(4)           any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of incurrence;

(5)           in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(6)           any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens;

(7)           any obligation of such Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(8)           any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(9)           any obligations owing by the Company or any Restricted Subsidiary pursuant to any Qualified DrillCo Agreement.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $450 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Insolvency or Liquidation Proceeding” means:

(1)           any case or proceeding commenced by or against the Company or any Guarantor under the Bankruptcy Code or any other Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)           any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)           any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means an intercreditor agreement executed among the Collateral Agent, the Credit Agreement Agent, each Junior Lien Representative and the Company and the other parties from time to time party thereto in substantially the form attached hereto as Exhibit F, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates and is not for speculative purposes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the Section 4.07 Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Lien” means a Lien, junior to the Priority Liens as provided in the Intercreditor Agreement, granted by the Company or any Guarantor to secure Junior Lien Obligations

(including Liens on such Collateral under the security documents associated with any Junior Lien Substitute Facility).

“Junior Lien Collateral” means all “collateral,” as defined in any Junior Lien Document, and any other assets of any grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Junior Lien Obligations.

“Junior Lien Collateral Agent” means the collateral agent or trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Guarantor (including any Permitted Refinancing Indebtedness in respect thereof to the extent permitted by the Intercreditor Agreement) that is secured by a Junior Lien that was permitted to be incurred under clauses (b)(1), (b)(4)(A), (b)(4)(B) or (b)(6) (insofar as such Indebtedness incurred under clause (b)(6) refunds, refinances, extends, replaces, renews or defeases Indebtedness originally incurred under clauses (b)(3)(A), (b)(3)(B), (b)(4)(A) or (b)(4)(B)) of Section 4.09 and is also permitted to be incurred and so secured under each applicable Priority Lien Document; provided that, in the case of any Indebtedness referred to in this definition:

(1)           such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to 91 days after the maturity date of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions);

(2)           on or before the date on which the first such Indebtedness is incurred by the Company or any Guarantor, the Company shall deliver to each Priority Lien Representative and Junior Lien Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Intercreditor Agreement), along with an Officers’ Certificate certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(3)           on or before the date on which any such Indebtedness is incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Junior Lien Representative and Collateral Agent as “Junior Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(4)           a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(5)           all relevant filings and recordations necessary to ensure that such Indebtedness is secured by the collateral in accordance with the applicable security documents are authorized, executed (if applicable) and recorded in each appropriate jurisdiction (provided that this clause (5) may be satisfied on a post-closing basis if permitted by the Junior Lien Representative); and

(6)           all other requirements set forth in the Intercreditor Agreement or applicable security documents as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (6) will be conclusively established if the Company delivers to the Junior Lien Representative an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Junior Lien Debt”).

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company dated as of July 26, 2013 as in effect on the date of this Indenture.

“Maximum Premium” means, with respect to any Indebtedness, the maximum make-whole, prepayment premium or similar payments payable in respect of such Indebtedness, determined as a percentage of the aggregate principal amount of the Indebtedness to which such payments apply.

“Modified ACNTA” means, as of any date of determination, an amount equal to the Company’s Adjusted Consolidated Net Tangible Assets calculated as of a date not more than 30 days prior to the date of determination (the “calculation date”), on the following basis:

(1)           in lieu of commodity pricing of future net revenues based on SEC guidelines, Strip Prices shall be used after giving effect to commodity derivatives contracts in effect as of the date of determination, as determined in good faith by the Company,

(2)           such calculation shall be based on then current estimates of costs determined in good faith by the Company in light of prevailing market conditions, and

(3)           Consolidated Net Working Capital will be calculated without including net cash proceeds of the Notes.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the Priority Lien Obligations or any part thereof.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any non-cash consideration deemed to be cash for purposes of Section 4.10 hereof), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable (including, for this purpose, any associated Permitted Tax Distributions) as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness under a credit facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions; and

(2)           as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), except for Customary Recourse Exceptions.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Note Guarantees, the Collateral Agency Agreement, the Security Documents and the Intercreditor Agreement.

“Note Guarantee” means any Guarantee by a Guarantor of the Issuers’ Obligations under this Indenture and the Notes, as provided in Article 10 hereof.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of each of the Company and Finance Corp., in the case of the Company by two of the Officers of the Company and in the case of Finance Corp. by two of its Officers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or Finance Corp, as the case may be, that meets the requirements of Section 12.05 hereof.

“Oil and Gas Business” means (i) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, (ii) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiary that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbons prices and not for speculative purposes.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee or Collateral Agent, as applicable, that meets the requirements of Section 12.05 hereof. Such counsel may be an employee of or counsel to the Company, the Parent, any Subsidiary of the Company or the Trustee.

“Parent” means Jones Energy, Inc., a Delaware corporation, the direct or indirect parent of the Company, and any and all successors thereto.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries; provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either

(1)           immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the survivor in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or

(2)           immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, consisting of the following or similar investments or agreements (i) ownership interests in oil, natural gas, other Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, (ii) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral interests, processing agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements with third parties, and (iii) direct or indirect ownership interests or Investments in drilling rigs, fracturing units and other related equipment (including transportation equipment); provided that in no event shall any Permitted Business Investment include Investments in joint ventures or similar arrangements.

“Permitted Collateral Liens” means Liens in clauses (3), (4), (5), (6), (7), (10), (11), (12), (14), (15) and (16) of the definition of “Permitted Liens” that, by operation of law, have priority over the Priority Liens.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10, including pursuant to an Asset Swap;

(5)           any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company;

(6)           any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)           Investments represented by Hedging Obligations;

(8)           loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9)           [Reserved];

(10)         any Guarantee of Indebtedness of the Company or a Restricted Subsidiary permitted to be incurred by Section 4.09 hereof;

(11)         any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;

(12)         Investments acquired after the date of this Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)         Permitted Business Investments;

(14)         receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(15)         endorsements of negotiable instruments and documents in the ordinary course of business;

(16)         any Person to the extent such Investments consist of prepaid expenses, including the prepayment of expenses in the ordinary course on behalf of working interests owners in Oil and Gas Properties operated by the Company or any of its Restricted Subsidiaries, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(17)         Guarantees of performance or other obligations (other than Indebtedness) of the Company or a Restricted Subsidiary arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business; and

(18)         other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding that do not exceed the greater of (a) $25.0 million and (b) 2.5% of Modified ACNTA; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(1)           Liens securing First-Out Obligations, First Lien Obligations or Junior Lien Obligations;

(2)           Liens in favor of the Company or the Guarantors;

(3)           Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(4)           Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)           Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)           Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) covering only the assets acquired with or financed by such Indebtedness and any Permitted Refinancing Indebtedness permitted by Section 4.09(b)(4);

(7)           Liens existing on the date of this Indenture (other than Liens described in another clause of this definition);

(8)           [Reserved];

(9)           Liens to secure any Indebtedness permitted to be incurred under this Indenture that refinances or replaces Indebtedness that was secured under clauses (3), (4), or (7) of this definition (or any Lien replacing or extending the foregoing Liens); provided, however, that:

(a)           the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)           the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(10)         Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(11)         filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(12)         bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13)         Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(14)         Liens arising in the ordinary course in respect of Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(15)         Liens arising in the ordinary course under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(16)         Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business; and

(17)         Liens with respect to Indebtedness incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company that does not exceed in aggregate principal amount at any one time outstanding not to exceed $10.0 million.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)           payments to any parent companies of the Company (i) to pay reasonable accounting, legal, investment banking fees and administrative expenses (including director and officer insurance) of such parent companies when due and (ii) to pay fees and expenses (including franchise or similar taxes) required to maintain their corporate existence, customary salary, bonus and other benefits payable to directors, officers and employees of any direct parent of the Company and general corporate overhead expenses of any direct parent of the Company to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries; and

(2)           dividends or distributions paid to such parent companies, if applicable, in amounts equal to amounts required for such parent companies, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with Section 4.09.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)           the principal amount (or accreted value, if applicable), of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, that is (a) later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)           if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)           such Indebtedness is not incurred (other than by way of a Guarantee) by a Restricted Subsidiary of the Company (other than Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Distributions” means (1) for any calendar year or portion thereof during which the Company is a pass-through entity for U.S. federal income tax purposes, payments and distributions to the members or partners of the Company, on or prior to each estimated tax payment date as well as each other applicable due date, in an amount not to exceed the product of (i) the total aggregate taxable income of the Company and its Subsidiaries which is allocable to its members or partners as a result of the operations or activities of the Company and its Subsidiaries during the relevant period, multiplied by (ii) the highest combined marginal federal, state and local income tax rates applicable to any member or partner of the Company (or, if any of them are themselves a pass-through entity for U.S. federal income tax purposes, their members or partners) and (2) without duplication, any other payment or distribution permitted by Section 4.4 of the LLC Agreement. For purposes of clause (i) above, the taxable income of the Company shall be determined by disregarding any adjustment to the taxable income of any member or partner of the Company that arises under Section 734(b) or Section 743(b) of the Code.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the date of this Indenture.

“Present Value” means, as of any date of determination, the discounted net present value, on a pre-income tax basis, of projected future cash flows from the production of the Company’s and the Guarantors’ Proved Reserves, which is:

(1)           calculated in accordance with the SEC guidelines but using Strip Prices for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the New York Mercantile Exchange (or its successor) on such date of determination;

(2)           discounted using an annual discount rate of 10%;

(3)           as set forth in the Reserve Report mostly recently delivered under Section 4.03;

(4)           adjusted to give effect to the Hedging Contracts permitted by this Agreement as in effect on the date of such determination; and

(5)           in all cases, adjusted to give pro forma effect to all dispositions and acquisitions completed since the date of the applicable Reserve Report.

“Priority Lien” means a Lien granted by the Company or any other Guarantor in favor of the Collateral Agent, at any time, upon any Property of the Company or such other Guarantor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, (a) the aggregate principal amount of all Priority Lien Debt permitted to be incurred under this Indenture as in effect on the date of issuance of the Notes, plus (b) the amount of all Hedging Obligations, to the extent such Hedging Obligations are secured by the Priority Liens, plus (c) the amount of all Cash Management Obligations, to the extent such Cash Management Obligations are secured by the Priority Liens, plus (d) the amount of accrued and unpaid interest (excluding any interest paid-in-kind), outstanding fees and expenses, and such other amounts, to the extent such Obligations are secured by the Priority Liens.

“Priority Lien Collateral Agent” means the Collateral Agent.

“Priority Lien Debt” means First-Out Debt, First Lien Debt and Excess First-Out Obligations.

“Priority Lien Debt Default” means any event or condition (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has elapsed) which, under the terms of any Priority Lien Document governing any Series of Priority Lien Debt, in each case after giving effect to any applicable grace periods, causes, or permits holders of Priority Lien Debt outstanding thereunder to cause, the Priority Lien Debt outstanding thereunder to become immediately due and payable.

“Priority Lien Documents” means, collectively, the First Lien Documents and the First-Out Documents.

“Priority Lien Obligations” means all Priority Lien Debt and all other obligations (as defined in the applicable Priority Lien Document) in respect of or in connection with Priority Lien Debt together with Hedging Obligations and the Cash Management Obligations (in each case to the extent that such obligations are secured by Priority Liens), including all obligations for amounts payable to the Collateral Agent (including for expenses and indemnities) under the Collateral Agency Agreement and the other Priority Lien Documents.

“Priority Lien Representative” means (1) in the case of the Notes, the Trustee, (2) in the case of the Credit Agreement (including any other First-Out Credit Facility), the First-Out Hedging Obligations and the First-Out Cash Management Obligations constituting Obligations thereunder, the Credit Agreement Agent or (3) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who (A) is appointed as a Priority Lien Representative of such Series of Priority Lien Debt (for purposes related to the administration of the applicable Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, together with its successors in such capacity and (B) has executed and delivered an Additional Secured Debt Designation and a Collateral Agency Joinder in accordance with the terms of the Collateral Agency Agreement.

“Priority Lien Secured Party” means, at any time, the Priority Lien Collateral Agent, each agent, trustee, lender, note holder or issuing bank under Priority Lien Debt, each holder, provider or obligee of any Hedging Obligations and the Cash Management Obligations, in each case to the extent that such Obligations are secured by Priority Liens, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Priority Lien Document, each other Person that provides letters of credit, guarantees or other credit support related thereto under any Priority Lien Document and each other holder of, or obligee in respect of, any Priority Lien Obligations, in each case to the extent designated as a secured party (or a party entitled to the benefits of the security) under any Priority Lien Document outstanding at such time.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” has the meaning assigned to the term “Proved Oil and Gas Reserves” under Rule 4-10(22) of Regulation S-X.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified DrillCo Agreement” means an agreement pursuant to which a non-Affiliated Person (a “DrillCo Investor”) agrees to provide the funding necessary to drill and complete one or more oil or natural gas wells on the Company’s or any Guarantor’s Oil and Gas Property; provided, (a) the DrillCo Investor is conveyed not greater than a 90% working interest in any well (proportionately reduced to the Company’s actual working in interest in such well); (b) the DrillCo Investor’s initial working interest for the wells in any tranche or group of well is reduced to a retained working interest of not more than 20% (proportionately reduced to the Company’s actual working in interest in such well) at such time as the DrillCo Investor has received the greater of (i) a return on invested capital of not greater than 145% with respect to all of the wells in such tranche or group and (ii) an internal rate of return of not greater than 15% (calculated on a per annum basis); (c) at all times the Company or its Subsidiary shall remain the operator of such wells; (d) at no time will the DrillCo Investor have any interest in any oil and gas lease outside of the wellbore for which it has agreed to fund drilling and completion costs and expenses; and (e) no more than 120 drill sites within the WAB Properties may be subject to any Qualified Drillco Agreement and no more than 60 drill sites with the SCOOP/STACK Assets may be subject to any Qualified Drillco Agreement.

“Qualifying Owners” means, collectively, (a) Metalmark Capital Partners (C) II, L.P., any fund, investment account, or other investment vehicle managed by Metalmark Capital Management II LLC, any Affiliate of Metalmark Capital Partners (C) II, L.P., a majority of whose outstanding Voting Securities are, directly or indirectly, held by Metalmark Capital Partners II GP, L.P., and any individuals that are Affiliates of Metalmark Capital Partners (C) II, L.P., (b) Jones Energy Management, LLC and any Affiliate of Jones Energy Management, LLC, a majority of whose outstanding Voting Securities are, directly or indirectly, held by Jones

Energy Management, LLC; (c) the Parent and its wholly owned Subsidiaries, and (d) JVL Advisors, L.L.C. and any Affiliate of JVL Advisors, L.L.C.; provided in the case of each of clauses (a) through (d), other than any operating portfolio company.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Reporting Default” means a Default described in Section 6.01(d).

“Required First Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all First Lien Debt then outstanding. For purposes of this definition, First Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Required First-Out Debtholders” means (a) for so long as there are no loans or letters of credit or unused commitments under the Credit Agreement, the First-Out Hedging Counterparties holding the majority of the net termination amount (which shall not be less than zero) that would be payable by the Company or any Subsidiary as of the date of determination to the First-Out Hedging Counterparties upon termination of all First-Out Hedging Contracts and (b) at such time as there are then loans, letters of credit or unused commitments under the Credit Agreement, the holders of a majority of the sum of the aggregate principal amount of loans outstanding, letters of credit and of unused commitments under the Credit Agreement.

“Reserve Report” means a report setting forth the Proved Reserves attributable to the Oil and Gas Properties of the Company and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses, Present Value of Proved Reserves and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting at the time.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by any of the above designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Except where expressly stated otherwise, all references to Restricted Subsidiaries refer to Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, and any successor to the ratings business thereof.

“Sale and Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any other Person providing for the sale by the Company or any of its Restricted Subsidiaries to such other Person of any real property or equipment, acquired or placed into service by the Company or any of its Restricted Subsidiaries prior to such arrangement, whereby such real property or equipment is concurrently leased back by the Company or any of its Restricted Subsidiaries from such other Person.

“SCOOP/STACK Assets” means Oil and Gas Properties held by the Company and its Restricted Subsidiaries in Canadian, Grady and McClain Counties, Oklahoma, as of the date of this Indenture in the area generally known as the SCOOP/STACK play and any Oil and Gas Properties unitized or pooled with such SCOOP/STACK Assets in the ordinary course of business.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agency Agreement, the Intercreditor Agreement, each joinder agreement required by the Collateral Agency Agreement, and all security agreements, pledge agreements, collateral assignments, Mortgages, deeds of trust, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Priority Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions of the Collateral Agency Agreement.

“Series of First Lien Debt” means, severally, the Notes and each other issue or series of First Lien Debt.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt.

“Series of Priority Lien Debt” means, severally, the Credit Agreement (or any other First-Out Credit Facility), the Notes and each other issue or series of Priority Lien Debt.

“Shifting Control Date” means the date upon which (a) the acceleration of any Priority Lien Debt has occurred and is continuing and (b) the Priority Lien Representative for the Required First Lien Debtholders delivers written notice to the Credit Agreement Agent and the Collateral Agent (in accordance with the notice provisions of the Collateral Agency Agreement and specifying both the first day and the last day of the corresponding First Lien Standstill Period) that (1) the conditions under clause (a) have been met, (2) the First Lien Standstill Period has expired and (3) the Required First Lien Debtholders wish to commence or continue an Enforcement Action pursuant to the terms of the Collateral Agency Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strip Prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the NYMEX (or its successor) as of the calculation date (as defined in the definition of Modified ACNTA) and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantors” means the Subsidiaries, other than Finance Corp., signatory to this Indenture and any other Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means, in respect of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2020; provided, however, that if the period from the redemption date to March 15, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will:

(1)                                 calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable redemption date and

(2)                                 prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means UMB Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any other Subsidiary of the Company (excluding Finance Corp. but including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)                                 has no Indebtedness other than Non-Recourse Debt;

(2)                                 is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)                                 is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                 has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee would be released upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to the Company or a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the managing membership interest or the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person, as applicable.

“WAB Properties” means undeveloped Oil and Gas Properties of the Company or any of its Subsidiaries located within Ellis County, Oklahoma and Lipscomb, Hemphill, and Ochiltree Counties, Texas.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding aggregate amount of such Indebtedness or Disqualified Stock.

Section 1.02                             Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Alternate Offer”	4.15
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Purchase Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Notes Obligations”	13.01
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Suspension Period”	4.18

Section 1.03                             Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04                             Rules of Construction.

Unless the context otherwise requires:

(a)                                 a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 words in the singular include the plural, and in the plural include the singular;

(e)                                  “will” shall be interpreted to express a command;

(f)                                   provisions apply to successive events and transactions;

(g)                                  “including” shall be interpreted to mean “including, without limitation,” and the use of the word “including” followed by specific examples shall not be construed as limiting the meaning of the general wording preceding it; and

(h)                                 references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2
THE NOTES

Section 2.01                             Form and Dating.

(a)                                 General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                                  Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02                             Execution and Authentication.

At least one Officer must sign the Notes for each Issuer by manual, facsimile or electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

With respect to any Additional Notes, the Issuers shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee at or prior to original issuance thereof, the following information:

(a)                                 the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b)                                 the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP and/or ISIN number of such Additional Notes; and

(c)                                  whether such Additional Notes shall be subject to the restrictions on transfer set forth in Section 2.06 relating to Restricted Global Notes and Restricted Definitive Notes.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03                             Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent (at its office in New York, New York indicated in the definition of Corporate Trust Office of the Trustee in Section 1.01 hereof) and to act as Custodian with respect to the Global Notes.

Section 2.04                             Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, on, and interest on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) will have no further liability for the money. If the Issuers or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05          Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of the Notes.

Section 2.06          Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1)           the Depositary (A) notifies the Issuers that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days after the date of such notice from the Depositary;

(2)           the Issuers, at their option but subject to the Depositary’s requirements, notify the Trustee in writing that they elect to cause the issuance of the Definitive Notes; or

(3)           there has occurred and is continuing an Event of Default and the Depositary notifies the Trustee of its decision to exchange such Global Note for Definitive Notes.

Upon the occurrence of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)           Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)          both:

(i)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)           instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)          both:

(i)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)           instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the

Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)           Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)          if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)          if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)           Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and either the transfer is pursuant to an Exchange Offer or a sale under a Shelf Registration Statement or the Registrar receives the following:

(i)            the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)           Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)           Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)          if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)          if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such beneficial interest is being transferred in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)           if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)          if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if either the transfer is effected pursuant to an Exchange Offer or a sale pursuant to a Shelf Registration Statement, or the Registrar receives the following:

(i)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)           Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)           Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)          if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)          if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if either the transfer is effected pursuant to an Exchange Offer or a sale pursuant to a Shelf Registration Statement, or the Registrar receives the following:

(i)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)           if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)           Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)           Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)          if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)          if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)          if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)           Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if either the transfer is effected pursuant to an Exchange Offer or a sale pursuant to a Shelf Registration Statement, or the Registrar receives the following:

(i)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)           if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this 2.06(e)(2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)           Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Legends. In addition to the legend appearing on the face of the form of the Notes in Exhibit A hereto relating to original issue discount, the following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)           Private Placement Legend.

(A)          Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A ‘‘QIB’’), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’ (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN ‘‘IAI’’), (2) AGREES THAT IT WILL NOT, PRIOR TO THE

DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHO THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST COMPLETE AND SUBMIT TO THE TRUSTEE THE CERTIFICATE SPECIFIED IN THE INDENTURE RELATING TO THE MANNER OF SUCH TRANSFER (THE FORM OF WHICH CERTIFICATE CAN BE OBTAINED FROM THE TRUSTEE). AS USED HEREIN, THE TERMS ‘‘OFFSHORE TRANSACTION,’’ ‘‘UNITED STATES’’ AND ‘‘U.S. PERSON’’ HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.”

(B)          Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)           Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)           Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for beneficial interests in another Global Note or Definitive Notes, or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)           General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)           No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4)           Neither the Registrar nor the Issuers will be required:

(A)          to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)          to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)          to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(6)           The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7)           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic image scan.

(8)           Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depositary. The Trustee may treat and consider the person in whose name each Note is registered in the registration books as the Holder and absolute owner of such Note for all purposes whatsoever. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among members or beneficial owners in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture.

Section 2.07          Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08          Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, by 10:00 a.m. Eastern Time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09          Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10          Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11          Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes in accordance with its retention policy then in effect. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12          Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13          CUSIP Numbers.

The Issuers will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01          Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least five Business Days prior to the giving of notice of a redemption, written notice setting forth:

(a)           the clause of this Indenture pursuant to which the redemption shall occur;

(b)           the redemption date;

(c)           the principal amount of Notes to be redeemed; and

(d)           the redemption price (if then determined and otherwise the method of determination).

Section 3.02          Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law) unless otherwise required by law or applicable stock exchange or depositary requirements. Notwithstanding the foregoing, no Notes of $2,000 or less can be redeemed in part.

In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03          Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail (or sent electronically if DTC is the recipient), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 11 hereof.

The notice will identify the Notes (including series, date of issue, maturity date, certificate numbers and “CUSIP” numbers) to be redeemed and will state:

(a)           the redemption date;

(b)           the redemption price (if then determined and otherwise the method of determination);

(c)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(d)           the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)            any condition precedent to such redemption.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at the Issuers’ expense; provided, however, that the Officers’ Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and sets forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04          Effect of Notice of Redemption.

Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption without condition will become irrevocably due and payable (subject to satisfaction of any condition thereto) on the redemption date at the redemption price. If a condition to a redemption is not satisfied or waived by the Issuers, the Issuers will give prompt notice of that fact and the redemption notice will be of no force or effect. Failure to give notice or any defect in notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05          Deposit of Redemption Price.

No later than 10:00 a.m. Eastern Time on the redemption date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, plus accrued and unpaid interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, plus accrued and unpaid interest, if any, on all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06          Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07          Optional Redemption.

(a)           At any time prior to March 15, 2020, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture, upon notice as provided in this Indenture, at a redemption price equal to 109.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of an Equity Offering; provided that:

(1)           at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)           the redemption occurs within 180 days after the date of the closing of such Equity Offering.

(b)           At any time prior to March 15, 2020, the Issuers may, on any one or more occasions, redeem all or a part of the Notes, upon notice as provided in this Indenture, at a redemption price equal to the sum of:

(1)           100% of the principal amount of the Notes redeemed, plus

(2)           the Applicable Premium as of the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c)           Except pursuant to Section 3.07(a), (b) or (e), the Notes will not be redeemable at the Issuers’ option prior to March 15, 2020.

(d)           On or after March 15, 2020, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in this Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2020	106.938%
2021	104.625%
2022	102.313%
2023 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)           The Issuers may redeem all (but not a portion of) the then outstanding Notes when permitted by, and pursuant to the conditions in, Section 4.15(e) hereof.

(f)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the applicable provisions of this Article 3.

Section 3.08          Mandatory Redemption.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09          Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer to all Holders to purchase Notes, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the manner provided in the Notes.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(a)           that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(b)           the Offer Amount, the purchase price and the Purchase Date;

(c)           that any Note not tendered or accepted for payment will continue to accrue interest;

(d)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(e)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(f)            that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)           that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)           that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Trustee will select the Notes to be purchased on a pro rata basis (except that any Notes represented by a Global Note shall be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law) based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(i)            that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer and required to be purchased pursuant to this Section 3.09 and Section 4.10 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the depositary for the Asset Sale Offer or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

ARTICLE 4
COVENANTS

Section 4.01          Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium, if any, on, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary of the Company, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the interest rate on the Notes to the extent lawful; and they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02          Maintenance of Office or Agency.

The Issuers will maintain in the City and State of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the City and State of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03          Reports.

(a)           Whether or not required by the SEC, so long as any Notes are outstanding, the Parent will furnish to the Trustee and Holders of the Notes, within the time periods specified in the rule of the SEC with respect to such filings:

(1)           all quarterly and annual financial and other information with respect to the Parent and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s independent registered public accounting firm;

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports; and

(3)           within 60 days following the end of each fiscal year and the end of the second fiscal quarter of each fiscal year of the Company, the Company shall furnish or make available to the Trustee and each Holder:  (a) a Reserve Report evaluating, as of the immediately preceding December 31 (or January 1) or June 30, as applicable, the Proved Reserves of the Company and the Guarantors, which Reserve Report, in the case of each December 31 (or January 1) report shall be prepared or audited by the Company’s independent reserve engineers and in the case of each other Reserve Report may be prepared internally by the Company or by the Company’s independent reserve engineers; and (b) an Officers’ Certificate certifying that in all material respects: (i) such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding December 31 (or January 1) Reserve Report; (ii) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects; and (iii) none of the Proved Reserves included in such Reserve Report have been transferred, assigned or otherwise disposed of since the date of such Reserve Report except for those Oil and Gas Properties described in such certificate as having been disposed of.

provided that the filing of the foregoing with the SEC for public availability on the SEC’s EDGAR system (or any successor) shall be deemed to satisfy the Parent’s delivery obligation with respect to the foregoing. The financial information required by clause (1) of this Section 4.03(a) shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand. Any reports, certificates or financial information delivered to the Trustee is for informational purposes only and the Trustee is not responsible or obligated to review for sufficiency, accuracy or any other purpose the information contained therein.

At any time that any of the Company’s subsidiaries are Unrestricted Subsidiaries, then the annual and quarterly financial information required by this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b)           The Company and the Guarantors shall furnish to the Holders and Beneficial Owners of the Notes and to prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Section 4.04          Compliance Certificate.

(a)           The Issuers and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the date of this Indenture, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b)           So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, forthwith upon any Officer of the Company or Finance Corp. becoming aware of any Default or Event of Default, a written statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05          Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06          Stay, Extension and Usury Laws.

Each of the Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07          Restricted Payments.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)           repurchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)           make any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Junior Lien Debt, the Existing Unsecured Notes (including any unsecured Indebtedness incurred to refinance any such Indebtedness) or Indebtedness that is contractually subordinated in right of payment to the Notes or to any Note Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) the purchase, repurchase or other acquisition or retirement for value of Junior Lien Debt or Existing Unsecured Notes (or unsecured Indebtedness incurred to refinance any such Indebtedness) solely in exchange for, or with the proceeds of, Junior Lien Debt or unsecured Indebtedness, (c) Junior Lien Debt, Existing Unsecured Notes (or unsecured Indebtedness incurred to refinance any such Indebtedness) or Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees, in each case, repurchased, redeemed, defeased or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such repurchase, redemption, defeasance or other acquisition or retirement for value, and (d) any payment of any installment of interest or principal at the Stated Maturity thereof); or

(4)           make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) of this Section 4.07(a) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A)          no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)          the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(C)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2) through (12) of Section 4.07(b)), is less than the sum, without duplication, of:

(i)            50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2018 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)           100% of the aggregate net cash proceeds and the Fair Market Value of Oil and Gas Properties or securities other than cash (including Capital Stock of Persons, other than the Company or a Subsidiary of the Company, engaged primarily in the Oil and Gas Business), in each case received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination)); plus

(iii)          to the extent not already included in Consolidated Net Income for such period, if any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the date of this Indenture is sold for cash (other than to the Company or any Subsidiary of the Company) or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale); plus

(iv)          the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the date of this Indenture of any such Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Equity Interests), distributed by the Company upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(v)           to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary pursuant to the terms of this Indenture or is merged or consolidated with or into, or transfers or otherwise disposes of all of substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary after the date of this Indenture, the lesser of, as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation, (A) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation and (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(vi)          any dividends or distributions received in cash by the Company or a Restricted Subsidiary of the Company after the date of the this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

(b)           The provisions of Section 4.07(a) hereof will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)           the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company (with any such sale or contribution being deemed substantially concurrent if the making of such Restricted Payment occurs not more than 90 days after such sale or contribution); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (4)(C)(ii) of Section 4.07(a) and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 hereof;

(3)           the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)           (a) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness (with any such repurchase, redemption, defeasance or other acquisition or retirement for value being deemed substantially concurrent if the making of such Restricted Payment occurs not more than 90 days after such incurrence of Permitted Refinancing Indebtedness), (b) the repurchase or exchange of Existing Unsecured Notes on or after the date of this Indenture in exchange for, or with the proceeds of, Junior Lien Obligations and (c) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor in an amount equal to the net cash proceeds of any incurrence of Indebtedness permitted under Section 4.09(b)(4)(B);

(5)           repurchases, redemptions, defeasance or other acquisition for value of Indebtedness of the Company or any Guarantor, in each case, at a purchase price not greater than (i) 101% of the principal amount of such Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Indebtedness, but only if:

(A)          in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described in Section 4.15; or

(B)          in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with Section 4.10;

(6)           so long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Parent, the Company or any of the Company’s Restricted Subsidiaries, or the redemption of any Equity Interests of the Company held by the Parent in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any current or former officer, director or employee of the Parent, the Company or any of the Company’s Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed, as of any date of determination, the sum of (a) $10.0 million plus (b) on each January 1 of each calendar year, an additional $2.5 million minus (c) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests under this clause (6) from the date of this Indenture to (and including) such date of determination;

(7)           the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests is made in lieu of or to satisfy withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(8)           so long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with Section 4.09 hereof;

(9)           payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(10)         Permitted Payments to Parent;

(11)         Permitted Tax Distributions; and

(12)         so long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby, (a) Restricted Payments since the date of this Indenture not to exceed $25.0 million and (b) after such time as the average net production attributable to the Company and its Restricted Subsidiaries first equals or exceeds 25,000 Boe/d for a period of at least two consecutive fiscal quarters, additional Restricted Payments used to repurchase, redeem, defease, acquire or retire for value any Existing Unsecured Notes in aggregate purchase price since the date of this Indenture not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or distribution, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined, in the case of amounts in excess of $10.0 million, by an Officer of the Company and, in the case of amounts in excess of $40.0 million, by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee.

Section 4.08          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)           sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness and any First-Out Credit Facility as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained in the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2)           the Note Documents;

(3)           agreements governing other Indebtedness permitted to be incurred under the provisions of Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein are not, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of the Company, materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees or the Credit Agreement as in effect on the date of this Indenture

(4)           applicable law, rule, regulation or order;

(5)           any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided, that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6)           customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case, entered into in the ordinary course of business;

(7)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a);

(8)           any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)           Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)         Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)         provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)         encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Subsidiary;

(13)         encumbrances or restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14)         customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(15)         agreements governing Hedging Obligations incurred in the ordinary course of business; and

(16)         any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions, repairs, attachments or accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

Section 4.09          Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock or Disqualified Stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Preferred Stock or Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or Preferred Stock, as applicable (collectively, “Permitted Debt”):

(1)           Indebtedness incurred by the Company or any Guarantor under any First-Out Credit Facility (including any Cash Management Obligations secured by the Collateral securing such First-Out Credit Facility), First Lien Obligations or Junior Lien Obligations up to an aggregate principal amount together with the aggregate principal amount of all other such Indebtedness at any time outstanding pursuant to this clause (1) not to exceed $50.0 million (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof but excluding the amount of any Cash Management Obligations);

(2)           the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness or any Permitted Acquisition Indebtedness;

(3)           the incurrence by the Company and the Guarantors of:

(A)          the Notes issued on the date of this Indenture and any related Note Guarantee; and

(B)          after such time as the average net production attributable to the Company and its Restricted Subsidiaries first equals or exceeds 25,000 Boe/d for a period of at least two consecutive fiscal quarters, additional First Lien Debt in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred under this Section 4.09(b)(3)(B), not to exceed $100.0 million; provided that such First Lien Debt does not provide for the payment of cash interest in excess of 11.5% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months;

(4)           the incurrence by the Company and the Guarantors of:

(A)          Junior Lien Debt, all of the net proceeds of which are used to repurchase, refinance, replace, defease or discharge, or which is exchanged for, Existing Unsecured Notes; provided that, after giving effect to such incurrence, (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Fixed Charge Coverage Ratio of the Company is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such incurrence; and

(B)          additional Junior Lien Debt; provided that such Indebtedness does not (i) provide for the payment of cash interest in excess of 13.0% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months and (ii) exceed in aggregate principal amount at any time outstanding (including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred under this Section 4.09(b)(4)(B) but excluding the amount of any Indebtedness incurred as interest paid “in-kind”) $250.0 million (it being understood that such Indebtedness may be issued in exchange for Existing Unsecured Notes);

(5)           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed the greater of (i) $25.0 million and (ii) 2.5% of the Company’s Modified ACNTA determined on the date of such incurrence;

(6)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company, in each case that was permitted by this Indenture to be incurred under Section 4.09(a) or clause (2), (3), (4), (5), (6) or (13) of this Section 4.09(b);

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)          if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(B)          (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)           the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(A)          any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B)          any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)           Cash Management Obligations;

(10)         the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(11)         the Guarantee by the Issuers or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(12)         the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and workers’ compensation claims in the ordinary course of business; and

(13)         the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of any Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock issued pursuant to this clause (13), not to exceed the greater of (i) $25.0 million and (ii) 2.5% of the Company’s Modified ACNTA determined as of the date of such incurrence or issuance.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (13) above, or is entitled to be incurred pursuant to Section 4.09(a), the

Company will be permitted to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness not secured by a Lien in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 4.09; provided that the amount thereof is included in Fixed Charges of the Company as accrued to the extent required by the definition of such term.

The amount of any Indebtedness outstanding as of any date will be:

(a)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(1)           the Fair Market Value of such assets at the date of determination; and

(2)           the amount of the Indebtedness of the other Person.

Section 4.10          Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)           the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)           at least 75% of the consideration received in the Asset Sale by the Company or a Restricted Subsidiary and all other Asset Sales since the date of this Indenture is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(1)           any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary to the extent secured by a Lien on any asset or property of the Company or its Restricted Subsidiaries

(other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed or otherwise forgiven by the transferee of any such assets pursuant to a novation, indemnity or other agreement that releases the Company or such Restricted Subsidiary from or indemnifies the Company or such Restricted Subsidiary against further liability;

(2)           with respect to any Asset Sale of oil and natural gas properties by the Company or any Restricted Subsidiary where the Company or such Restricted Subsidiary retains an interest in such property, the aggregate costs and expenses, expressed as a dollar amount, of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay;

(3)           any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 30 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(4)           any Capital Stock or assets of the kind referred to in clause (2) or (4) of Section 4.10(c); and

(5)           any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(b)(5), not to exceed an amount equal to 4.0% of the Company’s Modified ACNTA (determined at the time of receipt of such Designated Non-cash Consideration), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c)           Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or any Restricted Subsidiary) may apply such Net Proceeds at its option to any combination of the following:

(1)           to repay, prepay, repurchase, redeem or retire any Priority Lien Debt or other outstanding Priority Lien Obligations; provided that, if the Company or any Restricted Subsidiary shall so repay, redeem or reduce any First Lien Debt other than the Notes, the Company or such Restricted Subsidiary will redeem or equally and ratably repurchase (or offer to repurchase) the Notes as provided either, at the Company’s option, under Section 3.07 through open-market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued but unpaid interest, if any) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid to the date of such repurchases;

(2)           to acquire all or substantially all of the assets, or any Capital Stock, of one or more other Persons primarily engaged in the Oil and Gas Business, if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of the Company;

(3)           to make capital expenditures in respect of the Company’s or any Restricted Subsidiaries’ Oil and Gas Business; or

(4)           to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business.

The requirement of clause (2) or (4) of Section 4.10(c) shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company (or any Restricted Subsidiary) may invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(c) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes or other First Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem, on a pro rata basis, the maximum principal amount of such First Lien Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of such First Lien Debt on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of such First Lien Debt tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds allocated to the purchase of such First Lien Debt, the Trustee will select such First Lien Debt to be purchased on a pro rata basis (except that any such First Lien Debt represented by a Note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Company so that only such First Lien Debt in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of such First Lien Debt pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

Section 4.11          Transactions with Affiliates.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $5.0 million, unless:

(1)           the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)           the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliated Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company, if any.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)           any employment or consulting agreement, employee benefit plan, officer or director indemnification, compensation or severance agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company in the ordinary course of business and payments pursuant thereto;

(2)           transactions between or among the Company and/or its Restricted Subsidiaries;

(3)           transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)           payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company;

(5)           any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6)           Permitted Investments (other than under clauses (3), (9) or (13) of the definition thereof) and Restricted Payments that do not violate the provisions of Section 4.07 hereof;

(7)           Permitted Payments to Parent and Permitted Tax Distributions;

(8)           transactions effected in accordance with the terms of the agreements of the Company or any Restricted Subsidiary described in the offering circular relating to the issuance of the outstanding Notes under the caption “Certain Relationships and Related Party Transactions,” as such agreements are in effect on the date of this Indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially less advantageous to the Company, taken as a whole, than the agreement so amended or replaced;

(9)           advances to or reimbursements of expenses incurred by employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business;

(10)         transactions between the Company or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Company or any direct or indirect parent company of the Company, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of the Company or any direct or indirect parent company of the Company, as the case may be, on any transaction with such other Person;

(11)         in the case of contracts for exploring for, producing, marketing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts entered into in the ordinary course of business and otherwise in compliance with the terms of this Indenture (a) which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) with respect to which the Company has complied with clause (2) of Section 4.11(a); and

(12)         any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of Section 4.11(a).

Section 4.12          Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired.

Section 4.13          Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries as a whole.

Finance Corp. may not incur Indebtedness unless (1) the Company is a co-issuer or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or a Restricted Subsidiary or used to repay Indebtedness of the Company or a Restricted Subsidiary as permitted under Section 4.09. Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Section 4.14          Organizational Existence.

Except as otherwise permitted by Article 5 and Section 10.04 hereof, the Parent and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)           its corporate or limited liability company existence, and the corporate, limited liability company or other existence of each of the Company’s Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent, the Company or any such Restricted Subsidiary; and

(b)           the rights (charter and statutory), licenses and franchises of the Parent, the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its

Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15          Offer to Repurchase Upon Change of Control.

(a)           Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Purchase Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)           that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2)           the purchase price and the expiration date of the Change of Control Offer, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent;

(3)           that any Note not tendered will continue to accrue interest;

(4)           that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date;

(5)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Purchase Date;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Purchase Date, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)           that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b)           Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Issuers will, on the Change of Control Purchase Date:

(1)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Purchase Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, it will make such payment through the facilities of DTC), and the Trustee, upon receipt of an Authentication Order, will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will announce to the Holders of the Notes the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(c)           Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding Notes has been given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any publicly disclosed Change of Control, the Issuers have made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(d)           Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

(e)           In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer or Alternate Offer and the Company (or any third party making the Change of Control Offer or Alternate Offer in lieu of the Company as described in paragraph (c) above) purchases all of the Notes held by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment (or Alternate Offer price, in the case of an Alternate Offer) plus, to the extent not included in such payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 4.16          Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary, other than a Foreign Subsidiary, after the date of this Indenture, then that Subsidiary will become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit E hereto and delivering an Opinion of Counsel to the Trustee within 30 Business Days after the date that Subsidiary was acquired or created; provided that the foregoing requirement shall not apply to any newly acquired or created Restricted Subsidiary that constitutes an Immaterial Subsidiary until such time as it ceases to be an Immaterial Subsidiary.

Section 4.17          Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07(a) hereof and/or represent a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

The foregoing notwithstanding, during the suspension of certain covenants pursuant to Section 4.18, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to this Section 4.17.

Section 4.18          Covenant Suspension.

Notwithstanding any provision of this Indenture or of the Notes to the contrary, if at any time following the date of this Indenture (a) the Notes are rated Baa3 or better by Moody’s or BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency), (b) no Default or Event of Default shall have occurred and be continuing under this Indenture and (c) the Company has delivered to the Trustee an Officers’ Certificate to the foregoing effect, then Sections 3.09, 4.07, 4.08, 4.09, 4.10, 4.11 and 5.01(a)(4) of this Indenture will be suspended and no Default or Event of Default shall result from any failure to comply with any of the provisions of such Sections.

During any period that the foregoing Sections have been suspended (the “Suspension Period”), the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.17 hereof.

Notwithstanding the foregoing, if subsequently the ratings assigned to the Notes by both such rating agencies should be below Baa3 and BBB-, the foregoing covenants will be reinstituted as of and from the earliest date both such ratings were below investment grade. Calculations under the reinstated Section 4.07 hereof will be made as if Section 4.07 had been in effect since the date of this Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Furthermore, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to Section 4.09(b)(2).

In addition, for purposes of Section 4.11, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been entered into prior to the date of this Indenture and permitted by clause (8) of Section 4.11, and for purposes of Section 4.08, all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by Section 4.08 will be deemed to have been existing on the date of this Indenture.

ARTICLE 5
SUCCESSORS

Section 5.01          Merger, Consolidation or Sale of Assets.

(a)           Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)           either: (a) such Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(2)           the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of such Issuer under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists;

(4)           in the case of a transaction involving the Company and not Finance Corp., immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either

(A)          the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(B)          the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

(5)           the Person formed by or surviving any such consolidation or merger (if other than such Issuer) shall take such action (or agree to take such action) as may be necessary to cause any property or assets that constitute Collateral owned by or transferred to such Person to be subject to a Priority Lien in the manner and to the extent required under the Note Documents and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Note Documents to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or the Collateral Agent, as applicable, may reasonably request; and

(6)           such Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture, if any, comply with this Indenture.

(b)           Notwithstanding anything contained in this Indenture to the contrary, in the event the Company becomes a corporation or the Company or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of this Indenture) is a corporation, Finance Corp. may be merged into the Company or it may be dissolved and cease to be an Issuer.

(c)           This Section 5.01 will not apply to (1) any statutory conversion of the Company to a corporation or (2) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets between or among the Company and its Restricted Subsidiaries. Clause (4) of Section 5.01(a) will not apply to any merger or consolidation of the Company with or into one of its Restricted Subsidiaries solely for the purpose of reorganizing the Company in another jurisdiction.

Section 5.02          Successor Issuer Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with the foregoing in which such Issuer is not the surviving entity, the surviving Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition, the provisions of this Indenture referring to an “Issuer” shall refer instead to the successor Person and not to the predecessor Issuer), and may exercise every right and power of, such Issuer under this Indenture with the same effect as if such surviving Person had been named as the predecessor Issuer herein, and thereafter (except in the case of a lease of all or substantially all of such Issuer’s properties or assets), such Issuer will be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01          Events of Default.

Each of the following is an “Event of Default”:

(a)           default for 30 days in the payment when due of interest on the Notes;

(b)           default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(c)           failure by the Issuers to comply with the provisions of Section 3.09, 4.10, 4.15 or 5.01 hereof;

(d)           failure by the Parent for 180 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with Section 4.03;

(e)           failure by the Parent, the Issuers or any Restricted Subsidiary for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of their other agreements in this Indenture;

(f)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent, the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent, the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(1)           is caused by a failure to pay principal of, premium, if any, on, or interest, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2)           results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 Business Day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(g)           failure by the Parent, the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(h)           The Parent, the Company, Finance Corp. or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1)           commences a voluntary case,

(2)           consents to the entry of an order for relief against it in an involuntary case,

(3)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(4)           makes a general assignment for the benefit of its creditors, or

(5)           generally is not paying its debts as they become due;

(i)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)           is for relief against the Parent, the Company, Finance Corp. or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(2)           appoints a custodian of the Parent, the Company, Finance Corp. or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(3)           orders the liquidation of the Parent, the Company, Finance Corp. or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(j)            except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(k)           the occurrence of the following:

(1)           except as permitted by the Note Documents, any Priority Lien Document establishing the Priority Liens in favor of the Collateral Agent ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (k)(1) if the sole result of the failure of one or more Priority Lien Documents to be fully enforceable is that any Priority Lien purported to be granted under such Priority Lien Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $25.0 million, ceases to be an enforceable and perfected Priority Lien; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(2)           except as permitted by the Note Documents, any Priority Lien purported to be granted under any Priority Lien Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25.0 million, ceases to be an enforceable and perfected first-priority Lien (subject to the Intercreditor Agreement and Permitted Collateral Liens); provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(3)           the Company or any other grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other grantor set forth in or arising under any Priority Lien Document establishing Priority Liens.

Section 6.02          Acceleration.

(a)           In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Parent, the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes, the accrued interest thereon together with any premium, will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, the accrued interest thereon together with any premium, may declare all the Notes to be due and payable immediately.

(b)           If the Notes are accelerated or otherwise become due prior to their stated maturity date, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) on or after March 15, 2020, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes, in effect on the date of such acceleration as if such acceleration were an optional redemption of the Notes accelerated. If the Notes are accelerated or otherwise become due prior to their stated maturity date, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) prior to March 15, 2020, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes redeemed plus the Applicable Premium in effect on the date of such acceleration, as if such acceleration were an optional redemption of the Notes accelerated.

(c)           Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the Notes (which, for all purposes Section 6.01, shall be understood to include the applicable redemption price) will also be due and payable as though the Notes were optionally redeemed and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Issuers agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUERS EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuers expressly agree (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Issuers giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuers expressly acknowledge that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase the Notes.

Section 6.03          Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, on, and interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04          Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except as provided in Section 9.02. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05          Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to either the Trustee or the Collateral Agent, as applicable, or exercising any trust or power conferred on either the Trustee or the Collateral Agent, as applicable; provided, however, that either the Trustee or Collateral Agent, as applicable, may require indemnity satisfactory to it to be furnished prior to taking any action and provided further that either the Trustee or Collateral Agent, as applicable may refuse to follow any direction that conflicts with law, this Indenture or other Note Documents, that either the Trustee or Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve either the Trustee or the Collateral Agent in personal liability.

Section 6.06          Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a)           such Holder has previously given to the Trustee written notice that an Event of Default is continuing;

(b)           Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)           during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a

Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

Section 6.07          Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, on, and interest on, the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08          Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, on, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09          Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10          Priorities.

If the Trustee or Collateral Agent collects any money pursuant to this Article 6, it shall, subject to the terms of the Collateral Agency Agreement, pay out the money in the following order:

First: (i) to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection and (ii) to the Collateral Agent, all fees, expenses, indemnities and other amounts payable to the Collateral Agent under the Collateral Agency Agreement, this Indenture and other Note Documents;

Second: to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of the Notes pursuant to this Section 6.10.

Section 6.11          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01          Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)           the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)           No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02          Rights of Trustee.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of the Company.

(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)           The Trustee shall not be deemed to have notice of a Default or an Event of Default except as provided in Section 7.05 hereof.

(h)           In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood or such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k)           The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04          Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee or any of its respective affiliates, officers or directors or any other person or entity associated with Trustee has not independently verified and makes no representation or warranty as to, and assumes no responsibility for, the accuracy or completeness of the information contained in this Indenture or the Notes. The Trustee has not participated in the drafting of the Indenture and nothing contained herein should be relied upon as a promise or representation by the Trustee as to future results or events nor should not be relied upon as having been authorized by the Trustee. No officers or directors or any other person or employee associated with Trustee shall have any personal liability for the obligations of the Issuer or guarantors under this Indenture or the Notes for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 7.05          Notice of Defaults.

The Trustee shall not be required to take notice or be deemed to have any notice of any Event of Default, except failure to receive any of the payments required to be made to the Trustee, unless the Trustee shall be specifically notified in writing by the Company or by the Holders of at least 25% in aggregate principal amount of the Notes, and in the absence of such notice the Trustee may conclusively assume no default exists. Upon receipt of such notice, the Trustee will mail to Holders of the Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, on, and interest on, any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06          Reports by Trustee to Holders of the Notes.

(a)           Within 60 days after each May 1 beginning with the May 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA

§313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).

(b)           A copy of each report at the time of its mailing to the Holders of the Notes will be mailed by the Trustee to the Issuers.

Section 7.07          Compensation and Indemnity.

(a)           The Issuers will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and performance of services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents, advisors and counsel.

(b)           The Issuers and the Guarantors will indemnify, defend, protect and hold the Trustee harmless from and against any and all losses, liabilities, damages, costs or expenses that the Trustee may suffer or incur arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and advisors and the Issuers will pay the reasonable fees and expenses of such counsel and advisors. None of the Issuers or any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)           The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d)           To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07 and the other Note Documents (for the fees, expenses and indemnities payable to the Collateral Agent), the Trustee and the Collateral Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, except that held in trust to pay principal of, premium, if any, on, and interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)            No provision of the documents shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers.

Section 7.08          Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10 hereof;

(2)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a custodian or public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09          Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10          Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11          Preferential Collection of Claims Against Issuers.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01          Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02          Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose,

Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, on, or interest on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b)           the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(c)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d)           this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03          Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their respective obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.19 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”) (it being understood that such Notes will not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c), (d), (e), (f), (g) and (j) hereof will not constitute Events of Default.

Section 8.04          Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a)           the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, to pay the principal of, premium, if any, on, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date (provided that if such redemption is made as provided in Section 3.07(b), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money on the redemption date as necessary to pay the Applicable Premium as determined on such date);

(b)           in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(1)           the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)           since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(e)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)            the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(g)           the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05          Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06          Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, on, and interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07          Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, on, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01          Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors, the Collateral Agent and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or disposition of all or substantially all of the Issuers’ or such Guarantor’s properties or assets, as applicable;

(d)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under this Indenture of any Holder, including to comply with requirements of the SEC or DTC in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulation S;

(e)           to make, complete or confirm any grant of Collateral permitted or required by any of the applicable Note Documents, including to secure additional Priority Lien Debt;

(f)            to release, discharge, terminate or subordinate Liens on Collateral in accordance with the applicable Note Document and to confirm and evidence any such release, discharge, termination or subordination;

(g)           to make any changes with respect to the applicable Note Documents, as provided in the Intercreditor Agreement or the Collateral Agency Agreement;

(h)           to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” in the Offering Circular;

(i)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(j)            to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 hereof;

(k)           to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in this Indenture; or

(l)            to evidence or provide for the acceptance of appointment under Note Documents of a successor Trustee or Collateral Agent.

Upon the request of the Company, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02 and 9.06 hereof, the Trustee and the Collateral Agent will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Agent will be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02          With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture and the Notes and the Note Documents with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Section 6.07 hereof, any existing Default or Event of Default or compliance with any provision of the applicable Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), in each case in addition to any required consent of holders of other Priority Lien Obligations that may be required with respect to an amendment of or waiver under a Security Document, the Collateral Agency Agreement or the Intercreditor Agreement. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02. However, without the consent of each Holder affected, an amendment, supplement or waiver under Section 6.04 or this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions under the minimum required notice period set forth in Section 3.03 or the provisions of Section 3.09, 4.10 or 4.15);

(c)           reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)           waive a Default or Event of Default in the payment of principal of, premium, if any, on, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money other than that stated in the Notes;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of, premium, if any, on, or interest on, the Notes;

(g)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(h)           make any change in the preceding amendment, supplement and waiver provisions.

Without the consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Notes then outstanding and affected thereby, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the applicable indenture and the applicable Security Documents with respect to such Notes.

Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Collateral Agent of evidence satisfactory to the Trustee and the Collateral Agent of the consent of the Holders of the Notes as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02 and 9.06 hereof, the Trustee and the Collateral Agent will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects either the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent may, each in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of the Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03          [Reserved]

Section 9.04          Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05          Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06          Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee and the Collateral Agent will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. In executing any amended or supplemental indenture, the Trustee and the Collateral Agent will be entitled to receive and (subject to Section 7.01 hereof, in the case of the Trustee) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an

Officers’ Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and the other Note Documents, and constitutes a valid and binding obligation enforceable against the Issuers and the Guarantors.

ARTICLE 10
NOTE GUARANTEES

Section 10.01       Guarantee.

(a)           Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and each of their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1)           the principal of, premium, if any, on, and interest on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, on, and interest on, the Notes, if lawful, and all other obligations of the Company to the Holders, the Collateral Agent or the Trustee hereunder or under any other Note Document will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection.

(b)           The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by any of them to the Trustee, Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, Collateral Agent and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02       Limitation on Guarantor Liability.

Each Guarantor and, by its acceptance of Notes, each Holder hereby confirm that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03       Execution and Delivery of Notation of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture, or a supplement thereto, will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on the notation of its Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such notation of its Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04       Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than, with respect to a Subsidiary Guarantor, the Company or another Subsidiary Guarantor, unless:

(a)           immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(b)           either:

(1)           subject to Section 10.05 hereof, the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; or

(2)           with respect to a Subsidiary Guarantor, such transaction or series of transactions does not violate Section 4.10 hereof.

In case of any such consolidation, merger, sale or other disposition and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee of the Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the notations of Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 10.05       Releases.

The Note Guarantee of a Subsidiary Guarantor shall be released:

(a)           in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;

(b)           in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof and such Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition; or

(c)           upon designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture or any Subsidiary Guarantor becomes an Immaterial Subsidiary.

In addition, the Note Guarantees of all Guarantors shall be released upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium, if any, on, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01       Satisfaction and Discharge.

This Indenture will be satisfied and discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in this Article 11), when:

(a)           either:

(1)           all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(2)           all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and either an Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and interest to the date of Stated Maturity or redemption (provided that if such redemption is made as provided Section 3.07(b), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money on the redemption date as necessary to pay the Applicable Premium as determined by such date);

(b)           in respect of subclause (2) of clause (a) of this Section 11.01, no Event of Default has occurred and is continuing on the date of the deposit (other than an Event of Default resulting from the borrowing or securing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(c)           the Issuers have paid or caused to be paid all other sums payable by the Issuers under this Indenture and the other Note Documents; and

(d)           the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02       Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, or interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, on, or interest on, any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12
MISCELLANEOUS

Section 12.01       Authorization.

Each Priority Lien Secured Party (other than the Collateral Agent) has authorized and directed the Collateral Agent to enter into this Indenture for the benefit of the Priority Lien Secured Parties.

Section 12.02       Notices.

Any notice or communication by the Issuers, any Guarantor, the Collateral Agent or the Trustee to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic image scan, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to any of the Issuers and the Guarantors:

Jones Energy Holdings, LLC

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Facsimile No.: (512) 328-5394

Attention: Chief Financial Officer

If to the Trustee:

UMB Bank, N.A.

5555 San Felipe, Suite 870,

Houston, Texas 77056

Facsimile No.: (816) 691-6872

Attention: Corporate Trust Officer

If to the Collateral Agent:

Wells Fargo Bank, National Association, as Collateral Agent

Corporate Trust Services

9062 Old Annapolis Road

Columbia, MD 21045

Attention of: Lance Yeagle or Jason Prisco — Jones Energy

E-mail: CTSBankDebtAdministrationTeam@wellsfargo.com

The Issuers, any Guarantor, the Collateral Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by electronic image scan or facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, except that all notices and communications to the Depositary as a Holder shall be given in the manner it prescribes, notwithstanding anything to the contrary indication herein. Any notice or communication will also be so given to any Person described in TIA §313(c), to the extent required by the TIA. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers send a notice or communication to Holders, it will send a copy to the Trustee, the Collateral Agent and each Agent at the same time.

Section 12.03       Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 12.04       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee or the Collateral Agent, as applicable to take any action under this Indenture or the other Note Documents, the Issuers shall furnish to the Trustee or Collateral Agent, as applicable:

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture and the other Note Documents relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or the other Note Documents must include:

(a)           a statement that the person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.06       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07       No Personal Liability of Directors, Officers, Employees and Members.

No director, officer, partner, employee, incorporator, manager or member or other owner of Capital Stock of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08       Governing Law.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 12.09       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10       Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.11       Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.12       Counterpart Originals.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.13       Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.14       Payment Date Other Than a Business Day.

If any scheduled payment with respect to any principal of, premium, if any, on, or interest on any Note is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 12.15       Evidence of Action by Holders.

Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Notes may take action (including the making of any demand or request, the giving of any direction, notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with procedures approved by the Trustee, (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders or (d) in the case of Notes evidenced by a Global Note, by any electronic transmission or other message, whether or not in written format, that complies with the Depositary’s applicable procedures.

Section 12.16       U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identities each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.17       Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

ARTICLE 13
COLLATERAL AND SECURITY

Section 13.01       Security Interest.

(a)           The due and punctual payment of the Obligations on the Notes and the Obligations of the Guarantors under the Subsidiary Guarantees, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes, the Subsidiary Guarantees and performance of all other obligations of the Company and the Guarantors to the Holders, the Collateral Agent or the Trustee under the Note Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), are secured, as provided in the Security Documents.  The Company and each of the Guarantors consent and agree to be bound by the terms of the Security Documents to which they are parties, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral (directly or through co-trustees or agents) on behalf of and for the benefit of all of the Holders and the other holders of Priority Lien Obligations.

(b)           Each Holder, by its acceptance thereof and of the Subsidiary Guarantees, consents and agrees to the terms of the Collateral Agency Agreement, the Intercreditor Agreement, if any, and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Security Documents) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints UMB Bank, N.A. as the Trustee and Wells Fargo Bank, National Association as the Collateral Agent. Each Holder authorizes and directs the Collateral Agent to enter into the Note Documents (including any amendments thereto contemplated by Section 7.1 of the Collateral Agency Agreement and any security documents to secure additional Priority Lien Debt in accordance with Section 3.8 of the Collateral Agency Agreement) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof, including, without limitation, the limitations on duties of the Collateral Agent provided in Section 5.12 of the Collateral Agency Agreement.  The Trustee, the Collateral Agent and each Holder, by accepting the Notes and the Subsidiary Guarantees of the Guarantors, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Priority Lien Obligations, subject to the Collateral Agency Agreement and the Intercreditor Agreement, if  any, the Collateral Agent and the Trustee, and the Lien of this Indenture and the Security Documents is subject to and qualified and limited in all respects by the Collateral Agency Agreement, the Intercreditor Agreement , if any, and the Security Documents and actions that may be taken thereunder.

Section 13.02       Post-Date of this Indenture Collateral Requirements.

(a)           Within 60 days following the Date of this Indenture, the Company shall, or shall cause the applicable Guarantor to execute and deliver to the Collateral Agent (1) as mortgagee or beneficiary, as applicable, such Mortgages or other Security Documents, and any supplements or amendments related thereto, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages or other Security Documents in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected first-priority Lien (subject to the Intercreditor Agreement, if any, and to Permitted Collateral Liens), on or against (i) Proved Reserves associated with the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties, (ii) all of the Equity Interests in (x) all direct material Domestic Subsidiaries of the Company and the Guarantors and (y) the Guarantors and (iii) substantially all other material personal property of the Company and the Guarantors, including operating equipment, accounts receivable, inventory, contract rights, general intangibles and all products, proceeds and other interests relating to the ownership, operation and/or production of Oil and Gas Properties but will not include the Excluded Assets and (2) an opinion or opinions of counsel (each, subject to customary assumptions and qualifications) with respect to the authorization, execution, delivery and enforceability of such Mortgages and other Security Documents, and to the effect that the Collateral Agent has a valid and perfected Lien (subject Permitted Collateral Liens) with respect to the real property that is subject to each applicable Mortgage or other Security Document.

(b)           Any Security Documents entered into after the Date of this Indenture shall be substantially in the form of the corresponding security document securing the Priority Lien Obligations, or to the extent there is no such corresponding security document, the corresponding security documents securing the Priority Lien Obligations in place on the Date of this Indenture, in each case, with such changes are reasonably necessary to reflect the terms of the Collateral Agency Agreement and the Intercreditor Agreement, if any, and with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, all as certified to the Collateral Agent pursuant to an Officers’ Certificate and Opinion of Counsel.

Section 13.03       Further Assurances; Liens on Additional Property.

(a)           The Company and each of the Guarantors shall do or cause to be done all acts and things that may be required to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Priority Lien Obligations, duly created and enforceable and perfected first priority Liens upon the Collateral (including any property or assets constituting Collateral that are acquired or otherwise become, or are required by any Priority Lien Document to become, Collateral after the Date of this Indenture), in each case, as contemplated by, and with the Lien priority required under, the Priority Lien Documents and in connection with any merger, consolidation or sale of assets of the Company or any Guarantor, the property and assets of the Person which is consolidated or merged with or into the Company or any Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company or such Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Priority Liens, in the manner and to the extent required under the Priority Lien Documents.

(b)           Upon the reasonable request of the Collateral Agent (acting at the written direction of the Controlling Priority Lien Representative) or any Priority Lien Representative at any time and from time to time, the Company and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be required, or that the Collateral Agent (acting at the written direction of the Controlling Priority Lien Representative) may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Priority Lien Documents for the benefit of the holders of Priority Lien Obligations; provided, that no such Security Document, instrument or other document shall be materially more burdensome upon the Company and the Guarantors than the Priority Lien Documents executed and delivered (or required to be executed and delivered promptly after the Date of this Indenture) by the Company and the Guarantors in connection with the issuance of the Notes on the Date of this Indenture (it being understood that the Collateral Agent shall have no liability whatsoever to determine whether such a document is materially burdensome and shall have no liability whatsoever with respect to this determination).

(c)           From and after the Date of this Indenture, if the Company or any Guarantor acquires any Property that constitutes collateral for any Priority Lien Obligations or Junior Lien Obligations, if and to the extent that any Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Company shall, or shall cause the applicable Guarantor to, promptly (but in any event no later than the date that is 20 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Agent appropriate Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Agent a valid and enforceable perfected first-priority Lien (subject to the Intercreditor Agreement, if any, and to Permitted Collateral Liens) on such Collateral or take such other actions in favor of the Collateral Agent as shall be reasonably necessary to grant a valid and enforceable perfected first-priority Lien (subject to the Intercreditor Agreement, if any, and to Permitted Collateral Liens) on such Collateral to the Collateral Agent, for the benefit of the Holders of the Notes and holders of any other Priority Lien Obligations, subject to the terms of this Indenture, the Intercreditor Agreement and the other Note Documents. Additionally, subject to this Indenture, the Intercreditor Agreement and the other Note Documents, if the Company or any Guarantor creates any additional Lien upon any Property that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of any Priority Lien Obligations or the holders of Junior Lien Obligations, after the Date of this Indenture, the Company or such Guarantor, as applicable, must, to the extent permitted by applicable law, within 20 Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected first-priority Lien (subject to the Intercreditor Agreement, if any, and to Permitted Collateral Liens) upon such Property, or take such additional perfection actions, as applicable, for the benefit of the Holders and obtain all related deliverables as those delivered to any other Priority Lien Representative or Junior Lien Collateral Agent, as applicable, in each case as security for the Obligations.  Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Collateral Agent, or of agents or bailees of the Collateral Agent, the perfection actions and related deliverables described in this Section 13.03(c) shall not be required.

(d)           Following satisfaction of the delivery requirements set forth in Section 12.02(a), the Company will cause there to be at all times valid and perfected Priority Liens securing the Priority Lien Obligations on Oil and Gas Properties on not less than (i) 90% of the Present Value of Proved Reserves attributable to the Oil and Gas Properties of the Company and its Restricted Subsidiaries, as evaluated in the Reserve Report most recently delivered under Section 4.03, after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such Reserve Report and (ii) 90% of the book value of Oil and Gas Properties of the Company and its Restricted Subsidiaries other than Oil and Gas Properties to which Proved Reserves are attributable as of the most recently ended fiscal quarter (including the fiscal year end) for which financial statements are available, in each case, subject to the grace periods for filing a Mortgage and perfecting a lien thereon provided in Section 13.03(e) below.  Concurrently with the delivery of the Reserve Report pursuant to Section 4.03, the Company will deliver to the Trustee an Officers’ Certificate certifying, as of the date of such certificate, as to whether such requirement has been satisfied.

(e)           In the event the requirement in Section 13.03(d) has not been satisfied, then the Company shall, or shall cause the applicable Guarantor to, within thirty (30) days of delivery of the certificate required under Section 13.03(d), execute and deliver to the Collateral Agent: (i) such executed Mortgages or amendments or supplements to prior Mortgages naming the Collateral Agent, as mortgagee or beneficiary, as may be necessary to cause the minimum mortgage requirement to be satisfied, (ii) satisfactory evidence of the filing of such Mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) and (iii) local counsel opinion or opinions (each, subject to customary assumptions and qualifications) to the effect that the Collateral Agent has a valid and perfected Lien (subject to the Intercreditor Agreement, if any, and to Permitted Collateral Liens) with respect to the real property that is subject to the applicable Mortgage; provided that, to the extent Mortgages have previously been recorded in the public records of the state applicable to such additional Mortgages or amendments or supplements to prior Mortgages, no such opinion shall be required unless a corresponding opinion will be delivered to the Collateral Agent.

(f)            The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.

Section 13.04       Intercreditor Agreement.

This Article 13 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof.  Each Holder, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (b) authorizes and instructs the Priority Lien Agent on behalf of each Holder to enter into the Intercreditor Agreement as Priority Lien Representative (as defined in the Intercreditor Agreement) on behalf of such Holders as Priority Lien Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder authorizes and instructs the Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as Priority Lien Debt or Junior Lien Debt and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto.

Section 13.05       Collateral Agency Agreement.

This Indenture, including this Article 13, and the provisions  of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Agency Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Collateral Agency Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith.  Each Holder, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Agency Agreement and (b) authorizes and instructs the Collateral Agent on behalf of the Holders of the Notes and each other holder of Priority Lien Obligations to enter into the Collateral Agency Agreement as Collateral Agent on behalf of such holders of Priority Lien Obligations and to take such actions in accordance with the terms of the Collateral Agency Agreement as may be required by the Controlling Priority Lien Representative from time to time.  In addition, each Holder authorizes and instructs the Collateral Agent to enter into any amendments or joinders to the Collateral Agency Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as Priority Lien Obligations and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto.

Section 13.06       Release of Liens in Respect of Notes.

The Collateral Agent’s Priority Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Notes Obligations, and the right of the Holders to the benefits and proceeds of the Collateral Agent’s Priority Liens on the Collateral will terminate and be discharged:

(1)           upon satisfaction and discharge of this Indenture in accordance with Article 8 hereof;

(2)           upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8 hereof;

(3)           upon payment in full in cash and discharge of all Notes outstanding under this Indenture and all other Notes Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are paid in full in cash and discharged (other than contingent indemnity obligations for which no claim has been made);

(4)           as to any Collateral of the Company or a Guarantor that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or any of its Restricted Subsidiaries in a transaction or other circumstance that complies with Section 4.10 hereof (other than the obligation to apply proceeds of such Asset Sale as provided in Section 4.10 hereof) and is not prohibited by all of the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Agent’s Liens upon the Collateral will not be released pursuant to this clause (4) if the sale or disposition is subject to Section 5.01;

(5)           in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9 hereof;

(6)           with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Note Guarantee in accordance with Section 10.05; or

(7)           if and to the extent required by this Indenture or Section 4.01 of the Intercreditor Agreement.

In addition, the Collateral Agent’s Liens on the Collateral will be released upon the terms and subject to the conditions set forth in Section 4.1 of the Collateral Agency Agreement.

Section 13.07       Collateral Agent.

(a)           The Collateral Agent will hold (directly or through co-trustees or agents) and will be entitled to enforce at the direction of the Controlling Priority Lien Representative, all Liens on the Collateral created by the Security Documents.

(b)           Except as provided in the Collateral Agency Agreement or as directed by the Controlling Priority Lien Representative in accordance with the Collateral Agency Agreement, the Collateral Agent will not be obligated:

(i)            to act upon directions purported to be delivered to it by any Person;

(ii)           take any Enforcement Action; or

(iii)          to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Notwithstanding anything to the contrary contained in the Collateral Agency Agreement, the Collateral Agent will not commence any Enforcement Action or otherwise take any action or proceeding against any of the Collateral unless and until it shall have been directed by written notice from the Controlling Priority Lien Representative and then only in accordance with the provisions of the Collateral Agency Agreement and the Intercreditor Agreement, if any. Notwithstanding anything to the contrary contained in the Collateral Agency Agreement, upon the occurrence and during the continuance of any Priority Lien Debt Default under the applicable Priority Lien Documents, the Credit Agreement Agent, at any time that it is acting as Controlling Priority Lien Representative under the Collateral Agency Agreement, will not direct the Collateral Agent or otherwise take any action under the Collateral Agency Agreement as Controlling Priority Lien Representative unless and until it shall have been directed by written notice of an Act of First-Out Debtholders and then only in accordance with the provisions of the Collateral Agency Agreement and the Intercreditor Agreement.

The parties acknowledge that all of the rights, protections, immunities and powers (including, without limitation, the right to indemnification) applicable to Wells Fargo Bank, National Association as Collateral Agent under the Collateral Agency Agreement are hereby incorporated by reference and shall be applicable to Wells Fargo Bank, National Association as Collateral Agent under this Indenture as if fully set forth herein.

It is understood that any reference to the Collateral Agent taking any action, making any determinations, requests, directions, consents or elections, deeming any action or document reasonable, appropriate or satisfactory, exercising discretion, or exercising any rights or duties under this Indenture shall be pursuant to written direction from the Controlling Priority Lien Representative (as defined in the Collateral Agency Agreement).

Section 13.08       Insurance.

The Company and the Guarantors shall:

(a)           maintain insurance at all times by financially sound and reputable insurers, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against, as is customary with companies in the same or similar businesses operating in the same or similar locations; and

(b)           maintain such other insurance as may be required by law.

[Signature pages follow]

SIGNATURES

Dated as of February 14, 2018

JONES ENERGY HOLDINGS, LLC

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks
Title: Executive Vice President and Chief Financial Officer

JONES ENERGY FINANCE CORP.

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks
Title: Executive Vice President and Chief Financial Officer

JONES ENERGY, INC.

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks
Title: Executive Vice President and Chief Financial Officer

NOSLEY ASSETS, LLC

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks
Title: Executive Vice President and Chief Financial Officer

JONES ENERGY, LLC

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks
Title: Executive Vice President and Chief Financial Officer

[Signature page to Indenture]

NOSLEY SCOOP, LLC

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks
Title: Executive Vice President and Chief Financial Officer

NOSLEY ACQUISITION, LLC

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks
Title: Executive Vice President and Chief Financial Officer

UMB BANK, N.A.,
as Trustee

By:	/s/ Mauri J. Cowen
Name: Mauri J. Cowen
Title:Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Michael Pinzon
Name: Michael Pinzon
Title: Vice President

[Signature page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN [ • ]/[ • ]

9.250% Senior Secured First Lien Notes due 2023

No.                                                                                                                                                                 $

JONES ENERGY HOLDINGS, LLC
JONES ENERGY FINANCE CORP.

promise to pay, jointly and severally, to                                       or registered assigns,

the principal sum of                    DOLLARS [or such greater or lesser amount as may be indicated on the attached Schedule of Exchanges of Interests in the Global Note] on March 15, 2023.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Dated:                           , 2018

JONES ENERGY HOLDINGS, LLC

By:
Name:
Title:

JONES ENERGY FINANCE CORP.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

UMB Bank, N.A.
as Trustee

By:
Authorized Signatory

[BACK OF NOTE]

9.250% SENIOR SECURED FIRST LIEN NOTES DUE 2023

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                                 INTEREST. Jones Energy Holdings, LLC, a Delaware limited liability company (the “Company”), and Jones Energy Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), jointly and severally promise to pay or cause to be paid interest on the unpaid principal amount of this Note at 9.250% per annum. The Issuers will pay interest semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), beginning September 15, 2018. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand the interest rate on the Notes to the extent lawful; and they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)                                 METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)                                 PAYING AGENT AND REGISTRAR. Initially, UMB Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)                                 INDENTURE. The Issuers issued the Notes under an Indenture dated as of February 14, 2018 (the “Indenture”) among the Issuers, the Parent, the Subsidiary Guarantors, the Collateral Agent and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Notes will be secured by Priority Liens on the Collateral pursuant to the Security Documents. The rights of the Holders of the Notes with respect to the Collateral will be subject to the terms of the Intercreditor Agreement and the other Security Documents. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)                                 OPTIONAL REDEMPTION.

(a)                                 At any time prior to March 15, 2020, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon notice as provided in the Indenture, at a redemption price equal to 109.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date), with an amount of cash not greater than the net cash proceeds of an Equity Offering, provided that:

(A)                               at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(B)                               the redemption occurs within 180 days after the date of the closing of such Equity Offering.

(b)                                 At any time prior to March 15, 2020, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c)                                  The Issuers may redeem all (but not a portion of) the then outstanding Notes when permitted by, and pursuant to the conditions in, Section 4.15(e) of the Indenture.

(d)                                 Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to March 15, 2020.

(e)                                  On or after March 15, 2020, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelvemonth period beginning on March 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2020	106.938%
2021	104.625%
2022	102.313%
2023 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)                                 MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)                                 REPURCHASE AT THE OPTION OF HOLDER.

(a)                                 If there is a Change of Control, the Issuers may be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”), as further described in the Indenture. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)                                 If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company may be required to make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes, as specified further in the Indenture.

(c)                                  Holders of Definitive Notes that are the subject of an offer to purchase will receive offer materials from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)                                 NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail (or sent electronically if DTC is the recipient), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.

(9)                                 DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any transfer taxes or similar governmental charges permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)                          PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)                          SECURITY AND COLLATERAL. The Notes will be entitled to the benefits of certain Collateral pledges for the benefit of the Holders pursuant to the terms of the Security Documents subject to the rights of holders of certain Indebtedness under the Intercreditor Agreement. Reference is hereby made to the Security Documents for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Company, the Guarantors, the Trustee, the Collateral Agent and the Holders. The Company agrees, and each Holder by accepting a Note agrees, to the provisions contained in the Security Documents and the Indenture and authorizes the Collateral Agent to give them effect and appoints the Collateral Agent as attorney-in-fact for such purpose.

(12)                          AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented for certain purposes specified in the Indenture.

(13)                          DEFAULTS AND REMEDIES. In the case of an Event of Default specified in the Indenture arising from certain events of bankruptcy or insolvency with respect to the Parent, the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default specified in the Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its consequences under the Indenture except as provided in the Indenture. The Issuers are required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a written statement specifying such Default or Event of Default.

(14)                          TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15)                          NO RECOURSE AGAINST OTHERS. No director, officer, partner, employee, incorporator, manager or member or other owner of Capital Stock of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(16)                          AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)                          ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)                          CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)                          GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Facsimile No.: (512) 328-5394

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10              ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*                                         This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

UMB Bank, N.A.

5555 San Felipe, Suite 870,

Houston, Texas 77056

Attention: Corporate Trust Officer

Re: 9.250% Senior Secured First Lien Notes due 2023

Reference is hereby made to the Indenture, dated as of February 14, 2018 (the “Indenture”), among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Company”), Jones Energy Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), Jones Energy, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors party thereto, UMB Bank, N.A., as Trustee, and Wells Fargo Bank, National Association, as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                      , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                      in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.                                      ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.                                      ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than a Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.                                      ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                 ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

OR

(b)                                 ☐ such Transfer is being effected to the Company or a subsidiary thereof;

OR

(c)                                  ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

OR

4.                                      ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)                                 ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)                                 ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)                                  ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                      The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (A) OR (B)]

(a)                                 ☐ a beneficial interest in the:

(i)                                     ☐ 144A Global Note (CUSIP [ • ]), or

(ii)                                  ☐ Regulation S Global Note (CUSIP [ • ]), or

(b)                                 ☐ a Restricted Definitive Note.

2.                                      After the Transfer the Transferee will hold:

[CHECK ONE]

(a)                                 ☐ a beneficial interest in the:

(i)                                     ☐ 144A Global Note (CUSIP [ • ]), or

(ii)                                  ☐ Regulation S Global Note (CUSIP [ • ]), or

(iii)                               ☐ Unrestricted Global Note (CUSIP [ • ]); or

(b)                                 ☐ a Restricted Definitive Note; or

(c)                                  ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

UMB Bank, N.A.

5555 San Felipe, Suite 870,

Houston, Texas 77056

Attention: Corporate Trust Officer

Re: 9.250% Senior Secured First Lien Notes due 2023

(CUSIP [                                                ])

Reference is hereby made to the Indenture, dated as of February 14, 2018 (the “Indenture”), among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Company”), Jones Energy Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), Jones Energy, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors party thereto, UMB Bank, N.A., as Trustee, and Wells Fargo Bank, National Association, as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)                                 ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)                                 ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)                                  ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)                                 ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)                                 ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)                                 ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐

Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of February 14, 2018 (the “Indenture”), among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Company”), Jones Energy Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), Jones Energy, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors party thereto, UMB Bank, N.A., as Trustee (the “Trustee”), and Wells Fargo Bank, National Association, as Collateral Agent (a) the due and punctual payment of the principal of, premium, if any, on, and interest on, the Notes, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium, if any, on, and interest on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders, the Collateral Agent or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes, to the Collateral Agent and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

D-1

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of,                 among                (the “Guaranteeing Subsidiary”), a subsidiary of Jones Energy Holdings, LLC, a Delaware limited liability company (the “Company”), the Company, Jones Energy Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers” and individually an “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), UMB Bank, N.A., as Trustee (the “Trustee”), and Wells Fargo Bank, National Association, as Collateral Agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 14, 2018 providing for the issuance of 9.250% Senior Secured First Lien Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                      CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.                                      NO RECOURSE AGAINST OTHERS. No director, officer, partner, employee, incorporator, manager or member or other owner of Capital Stock of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.                                      NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5.                                      COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.                                      EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.                                      THE TRUSTEE AND THE COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	,
[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

JONES ENERGY HOLDINGS, LLC

By:
Name:
Title:

JONES ENERGY FINANCE CORP.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

UMB BANK, N.A.,
as Trustee

By:
Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Collateral Agent

By:
Authorized Signatory

EXHIBIT F

FORM OF INTERCREDITOR AGREEMENT

[See attached.]

G-1